Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE PEOPLES HOLDING COMPANY,

THE PEOPLES BANK & TRUST COMPANY,

HERITAGE FINANCIAL HOLDING CORPORATION,

AND

HERITAGE BANK

DATED JULY 15, 2004

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3.23	Loans	27
3.24	Investments	28
3.25	Employees; Compensation	28
3.26	Tax and Regulatory Matters	28
3.27	Intellectual Property	28
3.28	Community Reinvestment Compliance	30
3.29	No Existing Discussions	30
3.30	Certain Business Practices	30
3.31	Continuity of Business Enterprise	30
3.32	Full Disclosure	30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR	30

4.1	Corporate Organization	31
4.2	Authority; No Violation	31
4.3	Financial Statements	32
4.4	Absence of Certain Changes or Events	33
4.5	Legal Proceedings	33
4.6	Acquiror Information	34
4.7	Deposit Insurance and Other Regulatory Matters	34
4.8	Capital; Availability of Funds; Acquiror Shares	34
4.9	Broker Fees	34
4.10	Securities Documents and Regulatory Reports	34
4.11	Compliance with Applicable Law	35
4.12	Full Disclosure	35
4.13	American Stock Exchange Compliance	35
4.14	Tax and Regulatory Matters	35
4.15	Capitalization	36
4.16	Material Contracts	36

ARTICLE V	COVENANTS OF THE PARTIES	36

5.1	Conduct of the Business of Seller	36
5.2	Negative Covenants of Seller	36
5.3	No Solicitation	39
5.4	Negative Covenants of Acquiror	41
5.5	Current Information	41
5.6	Access to Properties and Records; Confidentiality	42
5.7	Regulatory Matters	43
5.8	Approval of Stockholders	43
5.9	Further Assurances	44
5.10	Disclosure Supplements	44
5.11	Public Announcements	44
5.12	Failure to Fulfill Conditions	44
5.13	Certain Post-Merger Agreements	44
5.14	Takeover Laws; No Rights Triggered	48
5.15	Preparation of Registration Statement	48
5.16	Affiliates	49
5.17	Adjustment for Changes in Outstanding Shares	49
5.18	Adoption of Accounting Policies	49

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5.19	Covenant to Close	49
5.20	Certain Agreements	49
5.21	Hold Harmless	50
5.22	[Reserved]	50
5.23	Miscellaneous Covenants	50
5.24	Seller Indebtedness	50

ARTICLE VI	CLOSING CONDITIONS	51

6.1	Conditions to the Parties’ Obligations under this Agreement	51
6.2	Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement	52
6.3	Conditions to the Obligations of Seller and Seller Subsidiary under this Agreement	53

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER, ETC.	54

7.1	Termination	54
7.2	Effect of Termination	56
7.3	Amendment, Extension and Waiver	56
7.4	Termination Fees	57

ARTICLE VIII	MISCELLANEOUS	58

8.1	Expenses	58
8.2	Survival	58
8.3	Notices	58
8.4	Parties in Interest	59
8.5	Complete Agreement	59
8.6	Counterparts	59
8.7	Governing Law	59
8.8	Interpretation	59
8.9	Enforcement	60

Schedules:

Schedule 5.13(b)
Schedule 5.16
Schedule 5.20-A
Schedule 5.20-B
Schedule 5.20-C
Schedule 5.20-D

Exhibits:

Exhibit A	Parent Merger Documents
Exhibit B	Subsidiary Merger Documents
Exhibit C	Seller Disclosure Schedule
Exhibit D	Acquiror Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of July 15, 2004, by and among The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Heritage Financial Holding Corporation, a Delaware corporation (“Seller”), and Heritage Bank, an Alabama banking association (“Seller Subsidiary”), on the other hand. Each of Acquiror, Acquiror Sub, Seller and Seller Subsidiary is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require.

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Acquiror subject to the terms and conditions set forth herein;

WHEREAS, the Boards of Directors of Acquiror Sub and Seller Subsidiary each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided in the Subsidiary Agreement (as hereinafter defined) and herein, including the merger of Seller Subsidiary with and into Acquiror Sub, subject to the term and conditions set forth therein and herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Delaware General Corporation Law (the “DGCL”) with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate. The Parent Merger shall in all respects have the effects provided in Section 1.5.

(b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger Seller Subsidiary shall be merged with and into Acquiror Sub (the “Subsidiary Merger” and together with the Parent Merger, the “Mergers”) in accordance with the Mississippi Code of 1972, as amended, and the Code of Alabama 1975, as amended (“CA”), with Acquiror Sub as the surviving corporation (hereinafter sometimes called the “Subsidiary Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Subsidiary shall terminate. The Subsidiary Merger shall in all respects have the effects provided in Section 1.5.

1.2 Effective Time. The Parent Merger shall become effective on the date and at the time that the Plan of Merger is filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL substantially in the form attached hereto as Exhibit A (collectively, the “Parent Merger Documents”), unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”); provided, however, that in no event will the Parent Merger Documents be filed prior to January 3, 2005. The Subsidiary Merger shall become effective upon the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the superintendent of the Alabama State Banking Department (“ASBD”) based on the Plan of Merger filed with the MCB and thereafter with the Mississippi Secretary of State and the Articles of Merger filed with the Alabama Secretary of State, respectively, substantially in the forms attached hereto as Exhibit B (collectively, the “Subsidiary Merger Documents” and together with the Parent Merger Documents, the “Merger Documents”). A closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided, however, that in no event shall the Closing occur prior to January 3, 2005. For purposes of this Agreement, a Business Day (“Business Day”) is any day that banks located in the State of Alabama or in the State of Mississippi are not permitted or required to be closed, except a Saturday or Sunday. At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Subsidiary the certificates and other documents required to be delivered under Article VI hereof.

1.3 The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Corporation. The Articles of Incorporation and the Bylaws of Acquiror and Acquiror Sub shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and the Surviving Subsidiary Corporation, respectively, until thereafter changed or amended as provided therein or by applicable law.

1.4 Directors and Officers.

(a) Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. In addition, Acquiror agrees that two current board members of Seller’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror’s board of directions immediately after the Effective Time. The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

(b) Immediately after the effective time of the Subsidiary Merger, the directors of the Subsidiary Surviving Corporation shall consist of the directors of Acquiror Sub, in office immediately prior to the effective time of the Subsidiary Merger, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation. In addition, Acquiror and Acquiror Sub agree that two current board members of Seller Subsidiary’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror’s board of directors immediately after the effective time of the Subsidiary Merger. The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation.

1.5 Effect of the Mergers.

(a) At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be allocated to Acquiror, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror, as the surviving corporation.

(b) At the effective time of the Subsidiary Merger, the separate existence and corporate organization of Seller Subsidiary shall cease, and all right, title and interest in and to all real estate and other property owned by Seller Subsidiary shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller Subsidiary shall be allocated to Acquiror Sub, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Subsidiary shall be continued by or against Acquiror Sub, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror Sub, as the surviving corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Conversion of Shares. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Parent Merger. The manner and basis of converting the shares of common stock, par value $0.01 per share, of Seller (the “Seller Common Stock”) upon consummation of the Mergers shall be as follows:

(a) At the Effective Time, by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:

(i)	Subject to the other provisions of this Section 2.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 2.1. As used in this Agreement, the term “Price Per Share” equals $6.25, the term “Exchange Ratio” equals 0.20, and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholders shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the DGCL at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 2.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv)	Acquiror and Seller shall mail the Form of Election to all persons who are holders of Seller Common Stock on the record date for the Special Meeting (as defined below), on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Decatur, Alabama time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(v)	Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent (as defined below), in a manner acceptable to Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the

Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)	All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent, after the Election Deadline but prior to the Effective Time, shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein.

Acquiror or the Exchange Agent shall make in good faith all computations contemplated by this Section 2.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii)	[Reserved]

(ix)	After the redesignation procedure, if any, set forth in Section 2.1(a)(vii) is completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)	No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Mergers. In lieu of the issuance of fractional shares pursuant to Section 2.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.2 Exchange of Seller Common Stock Certificates.

(a) Registrar and Transfer Company shall serve as exchange agent (the “Exchange Agent”) in connection with the Parent Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former holders of Seller Common Stock within ten (10) Business Days after the Effective Time (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange

Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange of the Merger Consideration. After the Effective Time, each holder of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders) shall surrender for cancellation the certificate or certificates representing such shares to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or Acquiror, and promptly upon surrender of such certificates and other documents Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration to each such holder in exchange for each such share, without interest. Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until such holder surrenders his certificate or certificates representing shares of Seller Common Stock for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.

(b) Any Merger Consideration held by an Exchange Agent that remains undistributed to the former stockholders of Seller for twelve (12) months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for cash, Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon).

(c) None of Acquiror, any subsidiary thereof or the Exchange Agent shall be liable to any former holder of Seller Common Stock for cash, shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

(d) From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e) Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent (defined below) (i) cash in an amount equal to the aggregate Cash Consideration and cash sufficient to pay fractional shares of Acquiror Common Stock and (ii) certificates representing shares of Acquiror Common Stock equal to the aggregate Stock Consideration (such cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect to such Acquiror Common Stock, the “Exchange Fund”) for the benefit of Seller’s stockholders.

(f) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a stock certificate for shares of Seller Common Stock (each a “Seller Stock Certificate”) so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(g) After the Effective Time, there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(h) In the event any of the Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificate(s).

(i) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to the Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(b). Acquiror shall instruct the Exchange Agent to timely pay the Merger Consideration within ten (10) Business Days following the receipt of each letter of transmittal.

2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the DGCL and did not vote for the adoption of this Agreement and the Parent Merger Documents shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Seller shall give Acquiror prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Acquiror shall direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon, as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be automatically converted, on a share-by-share basis, into the right to receive the Merger Consideration, without any interest thereon, as if such holder had made a Combination Election.

2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

2.5 Rights as Stockholders. Former stockholders of Seller and any other individuals or entities who or which are entitled to receive Acquiror Common Stock as a result of the Mergers will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend is declared by Acquiror on the Acquiror Common Stock after the Effective Time, the declaration shall include dividends on all shares of Acquiror Common Stock issuable hereunder, but no stockholder will be entitled to receive his distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected. Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends (without interest thereon less the amount of any taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

2.6 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time.

2.7 Subsidiary Merger. At the effective time of the Subsidiary Merger, each share of common stock, par value $0.01 per share, of Seller Subsidiary (the “Seller Subsidiary Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Subsidiary Common Stock. All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.

2.8 Seller Stock Options and Related Matters.

(a) As of the Effective Time, all rights with respect to Seller Common Stock issuable pursuant to the exercise of stock options granted by Seller under the Heritage Financial Holding Corporation Incentive Stock Compensation Plan (the “Stock Option Plan”), as well as any shares that are in the process of being purchased through the payroll deduction provisions of the Heritage Financial Holding Corporation Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) but have not yet been delivered (collectively “Outstanding Seller Stock Options,” and the Stock Option Plan and the Employee Stock Purchase Plan, collectively, the “Seller Stock Plans”), which are outstanding at the Effective Time, whether are not such Seller Stock Options are then exercisable, shall, subject to this Section, be assumed by Acquiror in accordance with the terms of the particular Seller Stock Plan under which such Seller Stock Options were issued and the agreement by which such Seller Stock Options are evidenced, except that from and after the Effective Time (i) Acquiror and its Compensation Committee shall be substituted for Seller and the Seller’s Compensation Committee administering the particular Seller Stock Plan, (ii) each Seller Stock Option assumed by Acquiror hereunder may be exercised solely for Acquiror Common Stock, (iii) the number of shares Acquiror Common Stock subject to such Seller Stock Option shall be equal to the number of shares Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iv) the per share exercise price under each such Seller Stock Option shall be adjusted by dividing the per share exercise price under each such Seller Stock Option by the Exchange Ratio and rounding up to the nearest cent. The parties further agree that Seller shall be permitted, following the date of this Agreement, to amend the Stock Option Plan and any Nonqualified Stock Option Agreement of a director of Seller or Seller Subsidiary, as contemplated in Section 5.2(vi) herein.

(b) At all times after the Effective Time, Acquiror shall reserve for issuance such number of shares of Acquiror Common Stock as shall be necessary to permit the exercise of any converted or substitute Seller Stock Options. As soon as practicable after the Effective Time, if Acquiror has not already done so, and to the extent Seller shall have a registration statement in effect or an obligation to file a registration statement, Acquiror shall file a registration statement on Form S-8 (or any successor or appropriate form), with respect to the Acquiror shares subject to the assumed Seller Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed Seller Stock Options remain outstanding.

(c) The number of Acquiror shares subject to the converted or substituted Seller Stock Options and the exercise price therefore shall, from and after the date of this Agreement and the Effective Time, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 5.17 hereof if the record date with respect to such transaction is on or after the date of this Agreement or the Effective Time, respectively.

(d) Each Seller Stock Option which is an incentive stock option as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Acquiror and Seller agree to take all steps necessary to effectuate the foregoing provisions of this Section 2.4(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Seller Subsidiary, jointly and severally, make the representations and warranties to Acquiror and Acquiror Sub contained in this Article III, except as set forth in the disclosure schedule attached hereto as Exhibit C (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure in any section of the Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Subsidiary has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Acquiror, Acquiror Sub or their counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers (i.e., the senior vice president level and up) of Seller and Seller Subsidiary after reasonable investigation.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. The term “Seller Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole, other than (i) the impact of actions or omissions of Seller or any of the Subsidiaries (as defined below) taken with the prior written consent of Acquiror in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the certificate of incorporation, articles of incorporation and bylaws, as applicable, of Seller and the Seller Subsidiary as in effect on the date hereof have been delivered to Acquiror.

(b) The only direct or indirect subsidiaries of Seller are Seller Subsidiary, Heritage Insurance Agency, LLC, an Alabama limited liability company (“Insurance Subsidiary”), Heritage Financial Statutory Trust I, a Connecticut statutory trust (“Heritage Trust” and together with Seller Subsidiary and the Insurance Subsidiary, the “Subsidiaries”). The Seller Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the State of Alabama, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. Other than the Subsidiaries, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture, trust or other entity.

(c) Heritage Trust is (i) duly organized and validly existing and in good standing as a statutory business trust under the laws of the State of Connecticut; (ii) has the trust power and authority to own all of its assets and properties and to conduct business as it is now being conducted; and (iii) is duly licensed and qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. The Seller has made available to Acquiror a complete and correct copy of Heritage Trust’s certificate of trust and all governing instruments in effect as of the date hereof.

(d) The Insurance Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the State of Alabama; (ii) has the limited liability company power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 40,000,000 shares of the Seller Common Stock, of which 10,530,109 are issued and outstanding and zero shares are held in treasury as of the date hereof, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The authorized capital stock of Seller Subsidiary consists of 15,000,000 shares of Seller Subsidiary Common Stock of which 100 are issued and outstanding. All issued and outstanding shares of capital stock of Seller and all issued and outstanding shares of capital stock of the Seller Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth in the Seller Disclosure Schedule 3.2(a), all of the outstanding shares of capital stock of the Seller Subsidiary are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for Outstanding Seller Stock Options to purchase 1,852,500 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plan and 7,375 shares pursuant to the Employee Stock Purchase Plan, neither Seller nor the Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or the Seller Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

(b) Seller has made all required contributions pursuant to the governing instruments of Heritage Trust. Seller holds 100% of the Common Securities (as that term is defined in the Indenture, dated as of February 22, 2001, between Seller and State Street Bank and Trust Company (the “Indenture”)) of Heritage Trust, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Neither Seller nor Heritage Trust has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of trust securities or any securities representing the right to purchase or otherwise receive any shares of such trust securities or any securities convertible into or representing the right to purchase or subscribe for any such securities.

(c) Except as set forth in Seller Disclosure Schedule 3.2(c), all of the outstanding membership interests in the Insurance Subsidiary have been validly issued and are owned by Seller Subsidiary free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Neither Seller nor the Insurance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any membership interest in the Insurance Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such membership interest or any securities convertible into or representing the right to purchase or subscribe for any such membership interest.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the Merger Documents, as applicable, and the transactions contemplated hereby and thereby by the stockholders of Seller and Seller Subsidiary, Seller and Seller Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of Seller and Seller Subsidiary, as applicable. Except for the approval of Seller’s stockholders of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. Except for the approval of Seller Subsidiary’s stockholders of this Agreement, the Subsidiary Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller Subsidiary are necessary to consummate the transactions so contemplated. This Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Subsidiary, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Subsidiary, as applicable, enforceable against Seller and Seller Subsidiary, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.

(b) Except as set forth Seller Disclosure Schedule 3.3(b), none of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, nor the consummation by Seller or Seller Subsidiary of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller or Seller Subsidiary with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation, articles of incorporation or bylaws, as applicable, of Seller or the Seller Subsidiary; (ii) violate any provision of the certificate of trust or the applicable governing instruments of Heritage Trust; (iii) assuming that the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are duly obtained, violate any (aa) statute, code, ordinance, rule or regulation, except for such violations that could not reasonably be expected to result in a Seller Material Adverse Effect, or (bb) any judgment, order, writ, decree or injunction applicable to Seller or the Subsidiaries or any of their respective properties or assets; or (iv) assuming the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13 below) or any note, bond, mortgage, indenture, guarantee, deed of trust or lease to which Seller or the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, applicable state and federal securities commissions, agencies and other similar regulatory bodies, the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the ASBD, the MCB, and the stockholders of Seller and Seller Subsidiary, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Subsidiary in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, (b) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Seller Subsidiary of the Subsidiary Merger and the other transactions contemplated hereby by the Subsidiary Merger Documents, except in such case for consents the failure of which to obtain would not reasonably be expected to result in a Seller Material Adverse Effect.

(c) Seller and Seller Subsidiary have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations (collectively, “Takeover Laws”).

3.4 Financial Statements.

(a) Seller has previously delivered to Acquiror copies of the audited consolidated balance sheets of Seller as of December 31, 2003, 2002 and 2001 and the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the audit reports of Schauer Taylor Cox Vise Morgan & Fowler, P.C., independent public accountants, except that the December 31, 2003 financials are accompanied by the audit report of Porter Keadle Moore, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of March 31, 2004 and the related unaudited consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the three months ended March 31, 2004. The consolidated financial statements of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Seller, necessary for a fair presentation of such financial statements).

(b) Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent set forth in Seller Disclosure Schedule 3.4(c) or reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.4(a) or the notes thereto or liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), neither Seller nor the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, that is material to the business, result of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.

3.5 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of Seller and the Subsidiaries taken as a whole since December 31, 2003, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6 Legal Proceedings. Except as set forth on Seller Disclosure Schedule 3.6, neither Seller nor the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or the Subsidiaries. Except as set forth on Seller Disclosure Schedule 3.6, neither Seller nor the Subsidiaries is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.

3.7 Taxes and Tax Returns.

(a) Each of Seller and the Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller and the Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller and the Subsidiaries have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Alabama, Connecticut and Delaware franchise tax returns of Seller and the Subsidiaries, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all material respects. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or the Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action. Neither Seller nor the Subsidiaries has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in Seller Disclosure Schedule 3.7(b), neither Seller nor the Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or the Subsidiaries (nor does Seller or Seller Subsidiary have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent); or (vi) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d) No liens for Taxes exist with respect to any of the assets or properties of Seller or the Subsidiaries, except for liens for Taxes not yet due and payable.

(e) Neither Seller nor any of the Subsidiaries is, or has been, an S corporation within the meaning of Section 1361(a) of the Code.

(f) None of the assets of Seller or the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g) Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h) Neither Seller nor any of the Subsidiaries is a party to any contract or plan which, individually or collectively with respect to any person, could give rise to the payment of any amount that would not be deductible by Seller or any of the Subsidiaries, by reason of Section 162(a)(1), 162(m) or 280G of the Code.

(i) Neither Seller nor any of the Subsidiaries is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

(j) Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8 Employee Benefit Plans.

(a) Each employee benefit plan or arrangement of Seller or the Seller Subsidiary which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans, practices or arrangements that cover current or former officers or employees (“Employees”) or current or former directors of Seller and the Seller Subsidiary, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, including all amendments, supplements or other related documents thereto, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has previously furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) the most recent actuarial and financial reports prepared with respect to any qualified Seller Plans, (ii) the three most recent annual reports filed with any Governmental Entity, and (iii) all rulings and determination letters and a description of any open requests for rulings or letters that pertain to any qualified Seller Plans.

(b) Each Seller Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Each Seller Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code. As of the date hereof, there is no pending or, to Seller’s Knowledge, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans. Neither Seller nor the Seller Subsidiary has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could subject Seller or the Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Seller nor the Seller Subsidiary has incurred a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. No liability under Title IV of ERISA has been incurred by Seller or the Seller Subsidiary, with respect to a Seller Plan currently or formerly maintained by any of them, or the single-employer plan of any entity (“ERISA Affiliate Plan”) which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliate”). No plan which is subject to Title IV of ERISA has ever been sponsored, maintained or contributed to by Seller or any ERISA affiliate of Seller. Seller and the Seller Subsidiary have neither contributed to nor been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate.

(c) All contributions required to be made by Seller or the Seller Subsidiary under the terms of any of their Seller Plans, as of the date hereof, have been timely made or have been reflected on their financial statements referred to in Section 3.4. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Seller nor the Seller Subsidiary has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

(d) Except as disclosed in Seller Disclosure Schedule 3.8(d), neither Seller nor the Seller Subsidiary has any obligation to provide health and life benefits under any Seller Plan for any period after the termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA. Seller and the Seller Subsidiary may amend or terminate any health or life benefit plan maintained by Seller or the Seller Subsidiary at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e) Except as disclosed in Seller Disclosure Schedule 3.8(e), there has been no amendment to, announcement by Seller or the Seller Subsidiary relating to, or change in employee participation or coverage under, any Seller Plan which would increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Subsidiary nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Acquiror (as defined in Section 5.13(a)(1)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (iv) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or Section 280G of the Code; or (v) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

(f) Except as set forth on Seller Disclosure Schedule 3.8(f), with respect to each Seller Plan that is subject to Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and (ii) the fair market value of the assets of each Seller Plan equals or exceeds the termination liabilities of such plan.

3.9 Regulatory Reports.

(a) Seller has previously delivered or made available to Acquiror an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials), report or statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), or mailed by Seller to its stockholders as a class since January 1, 2002, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly shall be deemed to modify information as of an earlier date. To the Knowledge of Seller, there is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected, is so affecting or could reasonably be expected in the future to so affect, the business, financial condition, properties or results of operations of Seller and the Seller Subsidiary, taken individually or as a whole, that is required to be disclosed under the 1933 Act or the 1934 Act but has not been disclosed in such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement.

(b) Seller and the Seller Subsidiary have duly filed with the ASBD, the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and, to the extent not prohibited by law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports. Seller Disclosure Schedule 3.9 lists all examinations of Seller and the Subsidiaries conducted by the applicable bank regulatory authorities since January 1, 2000 and the dates of any responses submitted thereto. Except as set forth in Seller Disclosure Schedule 3.9(b), in connection with the most recent examinations of Seller or the Subsidiaries by the applicable bank regulatory authorities, neither Seller nor any of the Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or the Seller Subsidiary believes has not been now corrected or changed as required.

3.10 Seller Information. None of the information relating to Seller and the Subsidiaries to be provided by Seller or the Seller Subsidiary for use in the registration statement/proxy statement on Form S-4 to be filed by Acquiror with the Securities and Exchange Commission (the “Commission”) in connection with the solicitation of the approval of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”) will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Acquiror for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11 Compliance with Applicable Law.

(a) Each of Seller, the Seller Subsidiary and Heritage Trust has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted, except for such permits, licenses, certificates of authority, orders, approvals, filings, applications and registrations the failure of which to obtain would not have a Seller Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b) Neither Seller nor any of the Subsidiaries is in violation of its respective certificate of incorporation, articles of incorporation, any other governing instrument or bylaws, or (i) of any applicable federal, state or local law or ordinance, except in each case for violations and defaults which have not had and could not reasonably be expected to have a Seller Material Adverse Effect, or (ii) any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, regulation or demand of any Governmental Entity. Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of any of the foregoing. Except as set forth in Seller Disclosure Schedule 3.11(b), neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Seller Subsidiary are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and the Seller Subsidiary has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or the Subsidiaries with respect to the termination of such insurance.

3.13 Certain Contracts.

(a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities and federal funds purchased in the ordinary course of business; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or any of the Seller Subsidiaries (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Subsidiary; (iii) any contract, agreement or understanding with a labor union; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Seller Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of the same is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any regulatory agency); (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FDIC, the FRB or any other regulatory agency; (vii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or any of the Subsidiaries with any other person; or (viii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral; (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Neither Seller nor any of the Subsidiaries has any obligation to make any additional capital contributions with respect to any matter described in clause (vii) of Seller Disclosure Schedule 3.13(a).

(b) Neither Seller nor any of the Subsidiaries is in default or in non-compliance under any Seller Agreement and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance. Each Seller Agreement is legal, valid, binding and enforceable against Seller or applicable Subsidiary and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the court before which any proceeding may be brought. With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid.

3.14 Properties and Insurance.

(a) All real property and material items of personal property owned by Seller or the Seller Subsidiary or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and the Subsidiary in the ordinary course of business consistent with their past practices. Seller and the Seller Subsidiary have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of March 31, 2004 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole; and (iv) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary, (y) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances, and restrictions, now or at any time hereafter adopted by any governmental authority having jurisdiction that do not materially interfere with the ordinary course of Seller’s business or the business of any Subsidiary, or (z) title imperfections noted in title reports delivered to Acquiror prior to the date hereof. Seller and the Seller Subsidiary as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiary. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or the Seller Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Neither Seller nor the Seller Subsidiary has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller and the Seller Subsidiary at the date thereof. The business operations and all insurable properties and assets of Seller and the Seller Subsidiary are insured for their benefit against all risks which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and the Seller Subsidiary. As of the date hereof, neither Seller nor the Seller Subsidiary has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

(c) The sole assets of Heritage Trust are all of the 10.20% Junior Subordinated Deferrable Interest Debentures due 2031 authorized and issued by Seller pursuant to the Indenture.

3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum (including crude oil or any fraction thereof), asbestos, radioactive material and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(a) Except as set forth on Seller Disclosure Schedule 3.15, neither Seller nor the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(b) Except as set forth on Seller Disclosure Schedule 3.15 to the Knowledge of Seller, none of the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(c) Except as set forth on Seller Disclosure Schedule 3.15, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, or to the Knowledge of Seller threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary under any Environmental Law, including any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, to the Knowledge of Seller, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17 Minute Books. Since January 1, 2000, the minute books, including any attachments thereto, of Seller and the Seller Subsidiary contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders. The trustees of Heritage Trust hold and maintain written records of all meeting and actions required to be held and recorded pursuant to the governing instruments of the trust.

3.18 Affiliate Transactions. Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Subsidiary; (ii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a); and (iii) obligations disclosed in Seller Disclosure Schedule 3.18, and except as specifically contemplated by this Agreement, since January 1, 2000, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19 Internal Controls; Disclosure Controls. Seller and the Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorizations, (b) all material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to Seller’s material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, Seller and the Subsidiaries have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by Seller in the reports that it files or submits under the 1934 Act is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements

(collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of the Seller Subsidiary or its customers, were entered into (i) to the Knowledge of Seller, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or the Seller Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and the Seller Subsidiary have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and there are no material breaches, violations or defaults, or allegations or assertions of any material breaches, violations or defaults, by any party thereunder.

3.21 Fairness Opinion. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Sterne, Agee & Leach, Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. Seller has furnished an accurate and complete copy of such opinion to Acquiror.

3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiary or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23 Loans. All of the loans on the books of Seller and the Seller Subsidiary, in the original principal amount of $25,000 and above, are valid and properly documented in all material respects and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all material respects, and no collateral has been released from the lien granted to Seller and the Seller Subsidiary with respect to any such loans unless approved by Seller and the Seller Subsidiary and documented in their files. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any law applicable thereto. Seller and the Seller Subsidiary have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Seller and the Seller Subsidiary is true and correct as of the last date shown thereon. Seller and the Seller Subsidiary have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time; and to the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time. For purposes of this Section 3.23, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, notes, mortgages, security instruments and guaranties. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral security or to the collectibility of such loans.

3.24 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and except as set forth on Seller Disclosure Schedule 3.24, none of the investments reflected in the audited consolidated balance sheet of Seller as of December 31, 2003 under the heading “Investment securities available-for-sale,” and none of the investments by Seller and the Subsidiaries since December 31, 2003, and none of the assets reflected in the audited consolidated balance sheet of Seller as of December 31, 2003 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2003 under the heading “Cash and due from Banks” is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or any of the Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

3.25 Employees; Compensation. Seller has disclosed on Seller Disclosure Schedule 3.25 a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and Seller Subsidiary, (ii) each independent contractor, consultant and agent of Seller and Seller Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2003 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2004, and (iii) each other person to whom Seller or the Seller Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

3.26 Tax and Regulatory Matters. Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). No Seller Common Stock has been or will be acquired by the Seller Subsidiary prior to and in connection with the Mergers. Neither Seller nor any of the Subsidiaries has ever made or been required to make an election under Section 338 of the Code.

3.27 Intellectual Property.

(a) Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and Seller Subsidiary’s material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, and (C) Internet domain names. Neither Seller nor the Seller Subsidiary owns any patents or patent applications. Except as described on Seller Disclosure Schedule 3.27, Seller or the Seller Subsidiary owns or has the valid right to use, in each case free and clear of all material liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and the Seller Subsidiary as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Seller or the Seller Subsidiary (i) has not been challenged in any prior litigation to which Seller or the Seller Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or the Seller Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property (other than goodwill associated with Seller or Seller Subsidiary) or Software of Seller or the Seller Subsidiary, except for such loss and impairments that could not reasonably be expected to result in a Seller Material Adverse Effect.

(b) Except as described on Seller Disclosure Schedule 3.27, to the Knowledge of Seller, the conduct of the business of Seller and the Seller Subsidiary as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) Except as described on Seller Disclosure Schedule 3.27, to the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or licensed to or by Seller or the Seller Subsidiary, and no such claims have been made against a third party by Seller or the Seller Subsidiary.

(d) Each material item of Software, which is used by Seller or the Seller Subsidiary in connection with the operation of their businesses as currently conducted, is either (A) owned by Seller or the Seller Subsidiary, (B) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (C) used under rights granted to Seller or the Seller Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28 Community Reinvestment Compliance. The Seller Subsidiary is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in the Seller Subsidiary failing to be in compliance with such provisions or having its current rating lowered.

3.29 No Existing Discussions. As of the date hereof, neither Seller nor the Seller Subsidiary is not engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as defined below).

3.30 Certain Business Practices. Neither Seller nor the Seller Subsidiary, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or the Seller Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.31 Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

3.32 Full Disclosure. No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller to Acquiror pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement of a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror and Acquiror Sub, jointly and severally, make the representations and warranties contained in this Article IV, except as set forth in the disclosure schedule attached hereto as Exhibit D (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure in any section of the Acquiror Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Seller”, “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and up) after reasonable investigation.

4.1 Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect. The term “Acquiror Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, assets or financial condition of Acquiror and the Acquiror Sub taken as a whole, other than (i) the impact of actions or omissions of Acquiror or Acquiror Sub taken with the prior written consent of Seller in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Acquiror is registered as a bank holding company under the Bank Holding Act of 1956, as amended. Acquiror Disclosure Schedule 4.1 sets forth true and complete copies of the Articles of Incorporation and Bylaws of Acquiror and Acquiror Sub as in effect on the date hereof.

(b) Acquiror Sub (i) is duly organized and validly existing and in good standing under the laws of the State of Mississippi, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.

4.2 Authority; No Violation.

(a) Acquiror and Acquiror Sub have full corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Acquiror and by the written consent of the Board of Directors of Acquiror Sub and by Acquiror as the sole stockholder of Acquiror Sub, as applicable. No other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated. Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Acquiror or Acquiror Sub; (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, the Secretary of State of the State of Alabama, the ASBD, the MCB, the FDIC, applicable state securities laws authorities, the American Stock Exchange and the FRB, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or the Acquiror Sub in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (b) the consummation by Acquiror of the transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Acquiror Sub of the transactions contemplated hereby and by the Subsidiary Merger Documents.

4.3 Financial Statements.

(a) Acquiror has previously delivered to Seller copies of the consolidated balance sheets of Acquiror as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the audit reports of Ernst & Young, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Acquiror as of March 31, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2004. The consolidated balance sheets of Acquiror referred to herein (including the related notes, where applicable) fairly present in all material respects the consolidated financial condition of Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Acquiror for the respective periods or as of the respective dates set forth therein (it being understood that Acquiror’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Acquiror, necessary for a fair presentation of such financial statements).

(b) Each of the financial statements referred to in this Section 4.3 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Acquiror and the Acquiror Sub are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 4.3(a) or the notes thereto or liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), none of Acquiror or Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole.

4.4 Absence of Certain Changes or Events. Except as set forth in Acquiror Disclosure Schedule 4.4, there has not been any adverse change in the business, operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole since December 31, 2003 that would have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; or (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.5 Legal Proceedings. Except as set forth in Acquiror Disclosure Schedule 4.5, none of Acquiror or Acquiror Sub is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or Acquiror Sub. None of Acquiror or Acquiror Sub is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial conditions of Acquiror and the Acquiror Sub taken as a whole.

4.6 Acquiror Information. None of the information relating to Acquiror and Acquiror Sub to be provided by Acquiror or Acquiror Sub for use in the Registration Statement will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.7 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Acquiror Sub, are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceedings is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or the Acquiror Sub with respect to the termination of such insurance.

4.8 Capital; Availability of Funds; Acquiror Shares. On the date hereof, the Acquiror Sub is, and on the Closing Date, the Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and at the Effective Time, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Acquiror will have available to it on and as of the date set forth in Section 2.2(e) sources of capital and financing sufficient and a sufficient number of shares of Acquiror Common Stock to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. The shares of Acquiror Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (1) will have been duly authorized, and (2) when issued in accordance with the terms of this Agreement, will be (aa) validly issued, fully paid and non-assessable, (bb) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (cc) issued in compliance with all applicable state and federal securities laws, and (dd) in addition, such issuances shall not be subject to any preemptive right of shareholders of Acquiror or to any right of stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.9 Broker Fees. Except as set forth in Acquiror Disclosure Schedule 4.9, neither Acquiror nor Acquiror Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.10 Securities Documents and Regulatory Reports. Acquiror has previously delivered or made available to Seller an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act, or mailed by Acquiror to its stockholders as a class since January 1, 2002, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules, and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Seller prior to the date hereof shall be deemed to modify information as of an earlier date. Since January 1, 2002, Acquiror and Acquiror Sub have duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Acquiror has made available to Seller accurate and complete copies of such reports.

4.11 Compliance with Applicable Law.

(a) Each of Acquiror and Acquiror Sub has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have an Acquiror Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b) Except as set forth in Acquiror Disclosure Schedule 4.11(b), neither Acquiror nor Acquiror Sub is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have an Acquiror Material Adverse Effect; and neither Acquiror nor Acquiror Sub has received any written notice from any Governmental Entity asserting that Acquiror or Acquiror Sub is in violation of any of the foregoing which could have such an Acquiror Material Adverse Effect. Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

4.12 Full Disclosure. No representation or warranty of Acquiror or Acquiror Sub contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement or a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

4.13 American Stock Exchange Compliance. Acquiror is in compliance in all material respects with the rules, regulations and policies of the American Stock Exchange applicable to Acquiror.

4.14 Tax and Regulatory Matters. Neither Acquiror nor Acquiror Sub has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.15 Capitalization.

The authorized capital stock of Acquiror consists of 15,000,000 shares of the Acquiror Common Stock, of which 8,988,920 are issued and outstanding and 1,131,041 shares are held in treasury as of the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of Acquiror Sub Common Stock of which 772,822 are issued and outstanding. Except as set forth in Acquiror Disclosure Schedule 4.15, all of the outstanding shares of capital stock of the Acquiror Sub are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

4.16 Material Contracts. Neither the Acquiror nor the Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2003, other than defaults which are not reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Seller. During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, Seller and Seller Subsidiary shall, and shall cause Heritage Trust to, conduct its and their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and the Seller Subsidiary shall use their reasonable best efforts consistent with past practices to (i) preserve their business organizations intact; (ii) keep available to themselves, Acquiror and Acquiror Sub the present services of the employees of Seller and Seller Subsidiary; and (iii) preserve for themselves, Acquiror and Acquiror Sub the goodwill of customers and other third parties with whom business relationships exist.

5.2 Negative Covenants of Seller. Seller and the Seller Subsidiary agree that from the date hereof to the Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, each of Seller and Seller Subsidiary will not, nor will Seller permit Heritage Trust to, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed:

(i)	change any provision of the Charter or other governing instrument or Bylaws of Seller or any of the Subsidiaries;

(ii)	except for the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiary, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii)	change the number of shares of the authorized securities of Heritage Trust or grant any shares of trust securities or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued trust securities, or any securities convertible into shares of such trust securities, or split, combine or reclassify any trust securities, or redeem or otherwise acquire any shares of trust securities;

(iv)	except as otherwise set forth in Seller Disclosure Schedule 5.2(vi), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock (or trust securities) of Seller or any of the Subsidiaries;

(v)	grant any severance or termination pay (other than pursuant to binding contracts of Seller and Seller Subsidiary in effect on the date hereof and disclosed to Acquiror on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided that no individual increase in compensation shall exceed five percent (5%) of a director’s, officer’s, employee’s or consultant’s compensation prior to the increase;

(vi)	enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, employees or consultants, other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or plan terms, provided, however, that Seller may modify the terms of the Stock Option Plan and any Nonqualified Stock Option Agreement of a director of Seller or Seller Subsidiary, as may be necessary, to provide that service on the Advisory Board of the Alabama Division of Acquiror Sub will constitute continued employment with Acquiror and Acquiror Sub after the Change of Control (as defined in the Stock Option Plan) and will not result in a director’s termination from Seller or Seller Subsidiary or constitute a Date of Termination as that term is defined in paragraph 8 of Seller’s Nonqualified Stock Option Agreement;

(vii)	sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(viii)	make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

(ix)	file any applications or make any contract with respect to branching or site location or relocation;

(x)	make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(xi)	change its lending, investment, deposit or asset and liability management or other banking policies in any respect except as may be required by applicable laws or regulation;

(xii)	make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes;

(xiii)	engage in any transaction with an “affiliate,” in each case as defined in Section 3.18 hereof;

(xiv)	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)	originate or acquire any loans or other extensions of credit except for originations (A) in accordance with existing Seller and Seller Subsidiary lending policies and (B) any lending commitments outstanding on the date hereof;

(xvi)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Acquiror, Acquiror Sub, Seller or Seller Subsidiary to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xvii)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xviii)	knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror, Acquiror Sub, Seller or Seller Subsidiary to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate, to Acquiror;

(xix)	merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank;

(xx)	knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to Seller or the Seller Subsidiary and to the conduct of the business of Seller and the Seller Subsidiary in a manner adverse to such business; or

(xxi)	agree to do any of the foregoing.

5.3 No Solicitation.

(a) Neither Seller nor the Seller Subsidiary shall, nor shall Seller or the Seller Subsidiary authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller Subsidiary to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror or Acquiror Sub) concerning any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Agreement shall prevent Seller (on behalf of itself and the Seller Subsidiary) or the Board of Directors of Seller prior to receipt of approval by the stockholders of Seller of this Agreement and the Parent Merger Documents from (i) providing information in response to a request therefor by a person who has made an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement on customary terms and conditions; (ii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; (iii) failing to recommend or withdrawing its recommendation of this Agreement to its stockholders and/or failing to hold the Special Meeting (as defined in Section 5.8) to consider this Agreement; or (iv) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (i), (ii), (iii) or (iv) above, (A) Seller’s Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (B) Seller’s Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Mergers. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”. Seller will communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt) the terms of any proposal which it may receive in respect of any Acquisition Transaction (including amendments thereto) and shall provide Acquiror with copies of (x) all such written inquiries or proposals and (y) an accurate and complete written synopsis of all such oral inquiries or proposals. For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror or Acquiror Sub for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller or the Seller Subsidiary; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller or the Seller Subsidiary; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Seller; or (iv) any substantially similar transaction.

(b) During the 10 days immediately following the Acquiror’s receipt of the Notice, Acquiror (on behalf of itself and Acquiror Sub) shall be entitled to match or better the terms of the Superior Proposal described in the Notice. If Acquiror advises Seller in writing during such 10 day period that it has elected to match or better the terms of the Superior Proposal, (i) Seller, Seller Subsidiary, Acquiror and Acquiror Sub within two days of such election by Acquiror, shall amend this Agreement and the Merger Documents to reflect the matched or bettered terms of the Superior Proposal as proposed by Acquiror and (ii) Seller (on behalf of itself and Seller Subsidiary) shall not terminate this Agreement, and Seller promptly shall notify the person that made or conveyed the Superior Proposal that Acquiror has matched or bettered the Superior Proposal and this Agreement has been amended to reflect the matched or bettered terms. From and after the date on which Acquiror and Acquiror Sub execute an amendment which matches or betters the Superior Proposal, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and caused to be terminated, all discussions and negotiations regarding the Superior Proposal that has been matched or bettered by Acquiror with any person other than Acquiror. A person that has made a Superior Proposal that has been matched or bettered by Acquiror may make further Acquisition Proposals. During the period commencing on the date that Seller determines that the Acquisition Proposal meets the requirements set forth in clauses (A) and (B) above and ending on the eleventh day after Acquiror’s receipt of the Notice, Seller and the Seller Subsidiary shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to exercise its right to match or better the Superior Proposal. If Acquiror does not notify Seller of its election by the eleventh day after Acquiror’s receipt of the Notice, Seller may terminate this Agreement and proceed with the Superior Proposal as provided in this Agreement.

(c) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the approval of the Agreement and the Parent Merger Documents or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s Board of an Acquisition Proposal, or any failure by Seller’s Board to recommend against an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, may terminate this Agreement in order to pursue a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b) and 7.4.

(d) Upon the execution of this Agreement, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.

5.4 Negative Covenants of Acquiror. Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror and Acquiror Sub shall not (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.

5.5 Current Information. During the period from the date hereof to the Effective Time, Seller and Seller Subsidiary will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Acquiror regarding its business, operations, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC.

5.6 Access to Properties and Records; Confidentiality.

(a) Seller and Seller Subsidiary shall permit Acquiror and its representatives reasonable access to their properties and shall disclose and make available to Acquiror all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest. Neither Seller nor the Seller Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller and the Seller Subsidiary will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiary shall make their respective executive officers available to confer with Acquiror and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b) All information furnished previously by Acquiror, Acquiror Sub, Seller or Seller Subsidiary, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if such Mergers shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Acquiror, Acquiror Sub, Seller and the Seller Subsidiary to keep such information confidential shall continue for one year from the date the proposed Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

(c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (i) the date of public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement of the transactions contemplated hereby and (iii) the date of execution of this Agreement (it being understood by the parties that a “public announcement” shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third-party announcement or a leak). This Agreement shall not be construed to limit in any way either party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Mergers. These provisions are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.

5.7 Regulatory Matters.

(a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Registration Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

(c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Mergers and the other transactions, applications or filings contemplated by this Agreement.

5.8 Approval of Stockholders. Seller shall, subject to the provisions of Section 5.3 and this Section 5.8, (i) take all steps (including participation in the preparation of the Registration Statement in accordance with all applicable requirements and having the Registration Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Parent Merger Documents, (ii) recommend to its stockholders the approval of this Agreement and the Parent Merger Documents and the transactions contemplated hereby and thereby (the “Seller Recommendation”), and (iii) use its best efforts to obtain, as promptly as practicable, such approval; provided, however, that the Board of Directors of Seller may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation, either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, would constitute a breach of the fiduciary duties of such directors under applicable law. The parties will reasonably cooperate in the preparation of the Registration Statement. Promptly following approval of this Agreement and the Parent Merger Documents by the stockholders of Seller, Seller, as the sole stockholder of Seller Subsidiary, will approve and consent to this Agreement and the Subsidiary Merger Documents in such capacity, whether at a meeting or by written consent.

5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents.

5.10 Disclosure Supplements. From time to time prior to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(d) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be; provided, further, that neither party shall be entitled to terminate this Agreement pursuant to Section 7.1(d) or otherwise on account of such amendment or supplement of information unless such amendment or supplement results in a Material Adverse Effect (as defined in Section 6.2(a) and Section 6.3(a)) that is not cured within the time period specified in Section 7.1(d).

5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 2005 and that it will not waive that condition, it will promptly notify the other party. Acquiror (on behalf of itself and Acquiror Sub) and Seller (on behalf of itself and Seller Subsidiary) will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Mergers by any Governmental Entity or which would otherwise prevent or materially delay completion of such Mergers or the other transactions contemplated hereby.

5.13 Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)	Employee Benefit Plans.

(1)	Subject to the provisions of this Section 5.13, all employees of Seller or the Subsidiaries immediately prior to the Effective Time who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”) will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Employer (“Acquiror Employees”) in a comparable position. Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and 601 of ERISA to all qualified beneficiaries who were entitled to such coverage under Seller’s medical plan immediately prior to the Effective Time. Notwithstanding the foregoing, Employer may determine to continue any of the Seller benefit plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate or amend any of Seller’s benefit plans, or to merge any such benefit plans with the Employer benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to other such Acquiror Employees generally. Except as specifically provided in this Section 5.13 and as otherwise prohibited by law, Transferred Employees’ service with Seller or the Seller Subsidiary shall be recognized as service with the Employer for purposes of eligibility to participate and vesting under the Employer benefit plans, policies or arrangements (including but not limited to, vacation, sick and other leave policies), subject to applicable break-in-service rules. Acquiror and Acquiror Sub agree that, to the extent waived or inapplicable to any Transferred Employee under the terms of any medical, group term life insurance or long-term disability plan maintained by Seller or the Seller Subsidiary at the Effective Time, any preexisting condition or similar limitation or exclusion contained in their medical, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or the Seller Subsidiary at the Effective Time and who then change coverage to the Employer medical, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Parent Surviving Corporation, the Subsidiary Surviving Corporation, or Employer, to amend or terminate such Seller Plans in accordance with their terms, provided that such amendment or termination affects all covered employees equally.

(2)	As of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment agreements existing immediately prior to the Effective Time which are between Seller or the Seller Subsidiary and any officer which have been disclosed in Seller Disclosure Schedule 3.13(a), in the form in effect as of the date hereof.

(3)	Following the Effective Time, Acquiror and Acquiror Sub shall maintain any deferred compensation plan, policy, program or arrangement listed on Seller Disclosure Schedule 3.8(a), provided that Acquiror and Acquiror Sub may determine to continue such plan, policy, program or arrangement, amend any such plan policy program or arrangement, including the cessation of deferrals thereunder or contributions thereto, or merge or consolidate any such plan, policy, program or arrangement with any similar arrangement sponsored by Acquiror and Acquiror Sub, subject to such terms and conditions as Acquiror and Acquiror Sub deem appropriate.

(4)	Immediately prior to the Closing Date, Seller shall terminate the 401(k) plan administered by Sterne, Agee & Leach, Inc. and shall distribute amounts thereunder in accordance with and at the times permitted under such Plan and under applicable law. Acquiror shall take such actions following the Effective Time as are necessary to facilitate compliance with this Section 5.13(a)(4).

(5)	As of the date hereof, Seller shall amend its Employee Stock Purchase Plan to prohibit the declaration or occurrence of any additional offering periods or offering dates thereunder, except that such amendment shall not affect any such period or date declared as of the date hereof, and to prohibit the execution of any additional subscription agreements in connection therewith. Immediately prior to the Effective Time, Seller shall terminate the Employee Stock Purchase Plan; provided, however, that such termination shall not preclude the acquisition of shares of Seller Common Stock with respect to any offering period or offering date declared or fixed under the terms of the plan prior to the date hereof or the continuation of payroll deductions with respect to a subscription agreement entered into in connection therewith. After the Effective Time, the right to acquire shares of Seller Common Stock shall be converted to the right to acquire shares of Acquiror Common Stock in an amount equal to the number of shares of Seller Common Stock subject to the terms of each acquisition agreement then in effect multiplied by the Exchange Ratio and at an acquisition price determined as the quotient of the acquisition price determined in accordance with such plan divided by the Exchange Ratio.

(b) Indemnification. Acquiror shall indemnify and hold harmless each duly elected present and former director and officer of Seller determined as of the Effective Time and Seller Subsidiary determined as of the effective time of the Subsidiary Merger and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s capacity as an officer or director of Seller and/or the Seller Subsidiary, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the Articles of Incorporation and/or Bylaws of Acquiror as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Acquiror at all relevant times. This indemnity shall be provided for six years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a present director of Seller or Seller Subsidiary or an officer of Seller or Seller Subsidiary with a position of Senior Vice President or a position senior to that of Senior Vice President who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto (Seller shall use its reasonable efforts to obtain such signatures to the Joinder Agreement); and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party. For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the sum of (i) $5,000,000 and (ii) the policy limits of the insurance coverage obtained by Acquiror in accordance with Section 5.13(c).

For the avoidance of doubt, all payments recovered from the directors’ and officers’ liability insurance described in Section 5.13(c) with respect to an indemnification claim by the Indemnified Parties shall be included in calculating the Indemnification Cap. For example, an $11,000,000 claim is asserted against the Indemnified Parties which results in a judgment against the Indemnified Parties in the amount of $11,000,000 and the Indemnified Parties recover $4,000,000 from the insurance company that issued the directors’ and officers’ liability insurance described in Section 5.13(c) (the policy limits in this example), then the maximum indemnification payment to be made to the Indemnified Parties by the Acquiror shall be $5,000,000. The Indemnification Cap shall equal the sum of $4,000,000 recovered by the Indemnified Parties from the insurance company plus $5,000,000 paid by Acquiror to the Indemnified Parties. The Acquiror shall have no obligation to reimburse the Indemnified Parties for any portion of the judgment in excess of the Indemnification Cap which in this example is $2,000,000 ($11,000,000 - $9,000,000).

Acquiror agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including, without limitation, attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.21 hereof.

(c) Insurance. Acquiror shall use its reasonable best efforts to cause the Acquiror Sub or Acquiror to obtain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance covering the persons listed on Seller Disclosure Schedule 5.13(b) at no cost to the beneficiaries thereof with respect to the acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar provisions and conditions as existing policies; provided, however, that neither Acquiror nor Acquiror Sub shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Seller Disclosure Schedule 3.14 but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Subsequent Events. In the event that Acquiror or Acquiror Sub or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the surviving or purchasing entity and the successors and assigns of such entity shall assume the obligations set forth in Sections 5.13(b) and (c), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and the persons listed on Seller Disclosure Schedule 5.13(c), respectively, and shall survive the Closing of this Agreement.

5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller, Seller Subsidiary, Acquiror and Acquiror Sub and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15 Preparation of Registration Statement. The parties hereto shall jointly prepare as promptly as practicable a proxy statement to be mailed to the stockholders of Seller who are to vote upon this Agreement and the Parent Merger Documents in connection with the transactions contemplated hereby and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares to be issued in connection with the Mergers. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last stockholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Subsidiary relating to Seller and the Seller Subsidiary, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.

5.16 Affiliates. Prior to the Effective Time, Seller shall deliver to Acquiror a letter identifying all persons whom it believes to be “affiliates” of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act (“Affiliates”). Seller shall use its best efforts to cause each person so identified to deliver to Acquiror prior to the Effective Time a written agreement in substantially the form of Schedule 5.16 hereto providing, among other things, that such person will not dispose of Acquiror Common Stock received in the Parent Merger except in compliance with the 1933 Act and the rules and regulations thereunder.

5.17 Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Time the outstanding shares of Acquiror Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in the Acquiror’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Acquiror Common Stock to be thereafter delivered in connection with the Parent Merger.

5.18 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII hereof), Seller and the Seller Subsidiary shall, and shall cause Heritage Trust to, take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including, without limitation, those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Seller Subsidiary at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or the Seller Subsidiary herein.

5.19 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Mergers, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Mergers.

5.20 Certain Agreements. As promptly as practicable after the date hereof (but no later than ten days of the date of this Agreement), Seller and Seller Subsidiary shall have each director of Seller and Seller Subsidiary who is not an employee of Seller or Seller Subsidiary, respectively, execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.20-A hereto and have each executive officer of Seller and Seller Subsidiary who is also a director of Seller or Seller Subsidiary, respectively, execute a Lock-Up Agreement in substantially the form of Schedule 5.20-B hereto. Seller shall cause Larry R. Matthews to execute on or prior to the date hereof an employment agreement in substantially the form of Schedule 5.20-C hereto (the “Employment Agreement”) and to execute on or prior to the Closing Date a termination and release agreement in substantially the form of Schedule 5.20-D hereto (the “Termination Agreement”). On or prior to the Closing Date, Seller shall cause each of William M. Foshee, Robert F. Harwell, Jr., Michael Hockman, David P. Mays and Don H.

Pruett, if then employed by Seller or Seller Subsidiary, to execute and deliver to Seller and Acquiror a letter agreement amending the existing employment agreement of each such person to provide, among other things, that each such person is waiving his right to receive the payments and other benefits to which he would otherwise be entitled due to the fact that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement constitute a “Change in Control” as defined in each such employment agreement. Seller has delivered to Acquiror a signed original of each letter agreement referred to in this Section 5.20.

5.21 Hold Harmless. Acquiror will indemnify and hold harmless Seller, the Seller Subsidiary, each of the directors and officers and each person, if any, who controls Seller or the Seller Subsidiary within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or the Seller Subsidiary for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.21, notify Acquiror in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.21 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party.

5.22 [Reserved]

5.23 Miscellaneous Covenant. Prior to the Closing, Seller and Seller Subsidiary shall have sold, transferred or assigned the loans requested by Acquiror on the date hereof to a third party on terms and conditions reasonably satisfactory to Acquiror.

5.24 Seller Indebtedness.

(a) At or prior to the Closing, Acquirer shall, at its option, either (i) repay in full the outstanding principal balance of all indebtedness presently owed by Seller to First Tennessee Bank, together with all accrued but unpaid interest thereon and all fees and other amounts

(including any prepayment penalties) payable by Seller with respect thereto (the “FTB Debt”), or (ii) assume the FTB Debt and cause the personal guarantees of all persons presently personally guaranteeing such debt to be unconditionally released by First Tennessee Bank.

(b) Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Seller’s (i) outstanding 10.20% Junior Subordinated Deferrable Interest Debentures issued by Seller pursuant to the Indenture, and (ii) obligations under the related Guarantee Agreement dated February 22, 2001.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) All necessary regulatory or governmental approvals and consents required to complete the Mergers shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Subsidiary shall have been made and become final.

(b) This Agreement and the Merger Documents shall have been duly adopted and approved by the requisite votes of the stockholders of Seller.

(c) None of Seller, Seller Subsidiary, Acquiror or Acquiror Sub shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Mergers or the other transactions contemplated hereby.

(d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller, Seller Subsidiary, Acquiror or Acquiror Sub.

(e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

(f) Acquiror and the stockholders of Seller shall have received an opinion of Phelps Dunbar LLP, which opinion shall be satisfactory in form and substance to Acquiror and Seller, to the effect that the Parent Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Seller Common Stock to the extent exchanged for Acquiror Common Stock will not give rise to gain or loss to the stockholders of Seller with respect to such exchange.

(g) The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the American Stock Exchange on or before the Closing Date, subject to official notice of issuance.

(h) Acquiror and Seller shall have executed and delivered the Parent Merger Documents.

(i) Acquiror Sub and Seller Subsidiary shall have executed and delivered the Subsidiary Merger Documents.

(j) The Employment Agreement and the Termination Agreement shall have been fully executed and delivered.

6.2 Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement. The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by law:

(a) (i) Each of the obligations of Seller and Seller Subsidiary required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Subsidiary contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Seller and Seller Subsidiary contained in this Agreement which would not have a Material Adverse Effect, and Acquiror shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Seller and Seller Subsidiary. For purposes of this Agreement, Material Adverse Effect means a breach of a warranty or representation of Seller or Seller Subsidiary contained in this Agreement which involve matters in which the amounts involved exceed $500,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities (other than banking regulatory authorities) or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate.

(c) All permits, consents, waivers, clearances, approvals and authorizations of all banking regulatory authorities which are necessary in connection with the consummation of the Mergers shall have been obtained; none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate; and either (i) the terms and conditions of all agreements, memoranda, understandings and arrangements between Seller and Seller Subsidiary and their banking regulatory authorities shall have been satisfied or the restrictions and limitations under such agreements, memoranda, understandings and arrangements shall have been lifted or removed or (ii) the approvals and authorizations granted or issued to the Acquiror and Acquiror Sub in connection with the consummation of the Mergers by their banking regulatory authorities shall not contain any conditions or restrictions with respect to Acquiror and Acquiror Sub related to or arising from or in connection with or as a result of any agreement, memoranda, understanding or arrangement between Seller or Seller Subsidiary and the banking regulatory authorities of Seller or Seller Subsidiary.

(d) Holders of the Seller Common Stock who dissent from the Parent Merger pursuant to Section 262 of the DGCL by meeting the requirements set forth therein shall not hold more than 15% of the Seller Common Stock immediately prior to the Effective Time.

6.3 Conditions to the Obligations of Seller and Seller Subsidiary under this Agreement. The obligations of Seller and Seller Subsidiary under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Subsidiary) to the extent permitted by law:

(a) (i) Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement which would not have a Material Adverse Effect, and Seller shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Acquiror and Acquiror Sub. For purposes of this Agreement, Material Adverse Effect means a breach of a warranty or representation of Acquiror or Acquiror Sub contained in this Agreement which involve matters in which the amounts involved exceed $500,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.

(c) Two qualified people selected by Seller from its Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror on the Closing Date and two qualified people selected by Seller or Seller Subsidiary from the Seller Subsidiary’s Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror Sub on the Closing Date.

(d) Stock Consideration. The shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby shall have been approved for listing on the American Stock Exchange, another national securities exchange or the NASDAQ National Market System, and the Acquiror Common Stock shall not have been delisted from the American Stock Exchange (other than in connection with the listing of the Acquiror Common Stock on another national securities exchange or the NASDAQ National Market System) nor shall proceedings have been instituted or initiated thereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger Documents by the stockholders of Seller and Seller Subsidiary:

(a) by mutual written consent of the parties hereto;

(b) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) (i) if the Effective Time shall not have occurred on or prior to March 31, 2005, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to June 30, 2005; or (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Parent Merger Documents at the Special Meeting; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(c) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;

(d) by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Subsidiary has, or by Seller (on behalf of itself and Seller Subsidiary) in writing if Acquiror or Acquiror Sub has, breached (i) any covenant or undertaking contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(e) by Acquiror (on behalf of itself and Acquiror Sub) if (i) Seller shall have failed to make the Seller Recommendation in the Registration Statement, (ii) Seller shall have effected a change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;

(f) by Acquiror (on behalf of itself and Acquiror Sub) if holders of more than 15% of Seller Common Stock exercise statutory rights of dissent and appraisal pursuant to Section 262 of the DGCL;

(g) by Seller (on behalf of itself and Seller Subsidiary) (i) in accordance with the terms and conditions of Section 5.3(c), or (ii) under the circumstances described in the proviso of Section 5.8;

(h) by Acquiror (on behalf of itself and Acquirer Sub) if the FDIC and/or the ASBD shall have closed or ordered the closing of Seller Subsidiary; or

(i) by Seller (on behalf of itself and Seller Subsidiary) upon the occurrence of both of the following events: (i) the average closing price for a share of Acquiror Common Stock on the Determination Date is less than $25.00, which is 80% of $31.25 (the price for a share of Acquiror Common Stock used to establish the Exchange Ratio) and (ii) (a) the number obtained by dividing the closing price for a share of Acquiror Common Stock on the Determination Date by $31.25 is less than (b) the number obtained by dividing the Index Value (as defined below) on the Determination Date by the Index Value on the Starting Date minus .20.

“Determination Date” means the five consecutive trading days prior to receipt of the last regulatory approval of the Mergers.

“Index Value” on a given date shall mean the index value for the NASDAQ Bank Index as reported by Bloomberg, L.P.

“Starting Date” means July 12, 2004.

Notwithstanding anything to the contrary herein, if Seller (on behalf of itself and Seller Subsidiary) terminates this Agreement pursuant to Section 7.1(i), then Acquiror, at its option, upon written notice to Seller within 15 days of its receipt of Seller’s notice of termination pursuant to Section 7.1(i), may adjust the Exchange Ratio based on a formula that reflects the proportional decrease in the per share price of Acquiror Common Stock and the Index Value. Seller’s notice of termination pursuant to Section 7.1(i) shall be deemed withdrawn and of no force and effect from and after the date of Acquiror’s notice pursuant to this paragraph.

For example, if on the Determination Date, the average closing price for a share of Acquiror Common Stock is $21.00 and the Index Value is 2,740.21, and the Index Value on the Starting Date was 2,884.43, then since (i) $21.00 is less than $25.00, and (ii) 0.672 (21.00/31.25) is less than 0.75 ((2,740.21/2,884.43) - 0.20), then Seller may terminate this Agreement pursuant to this Section 7.1(i); provided that Acquiror may, at its option, elect to increase the Exchange Ratio from 0.20 to .2381 (determined based on the calculations set forth below) by delivering the written notice above to Seller within the time period specified above.

A	B	C
Average Closing Price for a Share of Acquiror Common Stock on the Determination Date	Value of Stock Consideration	Adjusted Exchange Ratio
$25.00	$5.00	0.2000
24.00	5.00	0.2083
23.00	5.00	0.2174
22.00	5.00	0.2273
21.00	5.00	0.2381
20.00	5.00	0.2500

A	B	C = B/A

7.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Merger Documents; (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Parent Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Parent Merger Documents which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller, or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Acquiror, Acquiror Sub, Seller or Seller Subsidiary set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Merger Documents may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4 Termination Fees.

(a) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (c)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(ii) or by Acquiror pursuant to Section 7.1(d) as a result of a willful breach by Seller or Seller Subsidiary and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to $2,000,000 by wire transfer of same-day funds.

(b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then concurrently with such termination, Seller shall pay to Acquiror a fee equal to $2,000,000 by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until receipt by Acquiror of such fee. For the avoidance of doubt, if Seller fails to hold the Special Meeting, fails to make the Seller Recommendation, or withdraws modifies or changes the Seller Recommendation either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, and this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then Seller shall pay the $2,000,000 fee as provided in this Section 7.4(b). In no event shall Seller be required to pay a $2,000,000 fee under both this Section 7.4(b) and Section 7.4(a).

(c) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or has been made directly to its stockholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4 and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4, Seller shall pay to Acquiror its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Registration Statement and all filing and similar fees relating to the Mergers.

8.2 Survival The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Article II, Sections 5.13, 5.21 and 5.22 and this Article VIII which shall survive the Effective Time, and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII which shall survive such termination, respectively.

8.3 Notices All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or by facsimile, or sent by registered or certified mail, postage prepaid, addressed as follows:

(a) If to Acquiror or Acquiror Sub, to:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38801

Attention: E. Robinson McGraw

Facsimile: (662) 680-1230

Copy (which shall not constitute notice) to:

Phelps Dunbar LLP

20th Floor

365 Canal Street

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile: (504) 568-9130

(b) If to Seller or Seller Subsidiary, to:

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35602

Attention: Larry R. Mathews

Facsimile: (205) 824-3810

Copy (which shall not constitute notice) to:

Bradley Arant Rose & White LLP

1819 Fifth Avenue North

Birmingham, AL 35203

Attention: Paul S. Ware

Facsimile: (205) 521-8800

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 5.13(a)(2), 5.13(a)(3), 5.13(b), 5.13(c), 5.21 and 5.22, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5 Complete Agreement. This Agreement and the Plans of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, including the confidentiality agreement by and among the parties dated as of June 29, 2004 and the confidentiality agreement by and among the parties dated as of January 12, 2004, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.7 Governing Law. This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except for matters relating to the corporate attributes of Seller and Seller Subsidiary, the respective rights and duties of the directors, officers and shareholders, in such capacities, of Seller and Seller Subsidiary, the procedures for consummating the Parent Merger in the State of Delaware and the Subsidiary Merger in the State of Alabama, the corporate authority and capacity of Seller and Seller Subsidiary and the effects of the Mergers shall be governed by, and construed in accordance with, the DGCL and CA, as applicable, with regard to conflict of laws principles thereunder.

8.8 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and Chief
Executive Officer

THE PEOPLES BANK & TRUST COMPANY

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and Chief
Executive Officer

HERITAGE FINANCIAL HOLDING CORPORATION

By:	/s/ Larry R. Mathews
Name:	Larry R. Mathews
Title:	President and Chief Executive Officer

HERITAGE BANK

By:	/s/ Larry R. Mathews
Name:	Larry R. Mathews
Title:	President and Chief Executive Officer

INDEX OF DEFINED TERMS

Term	Defined In Section No.
Acquiror	First paragraph
Acquiror Common Stock	2.1(a)(i)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror Employees	5.13(a)(1)
Acquiror Material Adverse Effect	4.1(a)
Acquiror Sub	First paragraph
Acquisition Proposal	5.3(a)
Acquisition Transaction	5.3(a)
Affiliates	5.16
Agreement	First paragraph
ASBD	1.2
Business Day	1.2
CA	1.1(b)
Cash Consideration	2.1(a)(i)
Cash Election	2.1(a)(iii)
Cash Election Shares	2.1(a)(vii)
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Combination Election	2.1(a)(iii)
Commission	3.10
Costs	5.13(b)
CRA	3.28
delivered to Acquiror	First paragraph of Article III
delivered to Seller	First paragraph of Article IV
DGCL	1.1(a)
Determination Date	7.1
Dissenting Stockholder	2.3
Effective Time	1.2
Election Deadline	2.1(a)(iv)
Environmental Law	3.15
Employee Stock Purchase Plan	2.8(a)
Employees	3.8(a)
Employer	5.13(a)(1)
Employment Agreement	5.20

Environmental Law	3.15
ERISA	3.8(a)
ERISA Affiliate	3.8(b)
ERISA Affiliate Plan	3.8(b)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(e)
Exchange Ratio	2.1(a)(i)
FDIA	3.12
FDIC	3.3(b)
FRB	3.3(b)
FTB Debt	5.24(a)
Form of Election	2.1(a)(iii)
GAAP	3.4(b)
Governmental Entity	1.2
Hazardous Substance	3.15
Heritage Trust	3.1(b)
Indemnification Cap	5.13(b)
Indemnified Parties	5.13(b)
Indenture	3.2(b)
Index Value	7.1
Insurance Subsidiary	3.1(b)
Intellectual Property	3.27(a)
IRS	3.7(a)
Loan Portfolio Properties and Other Properties Owned	3.15
made available to Acquiror	First paragraph of Article III
made available to Seller	First paragraph of Article IV
Maximum Cash Election Number	2.1(a)(ii)
Maximum Stock Election Number	2.1(a)(ii)
MBCA	1.1(a)
MCB	1.2
Mergers	1.1(b)
Merger Consideration	2.1(a)(i)
Merger Documents	1.2
Minimum Cash Election Number	2.1(a)(ii)
Minimum Stock Election Number	2.1(a)(ii)
Notice	5.3(a)
Outstanding Seller Stock Options	2.8(a)
Parent Merger	1.1(a)
Parent Merger Documents	1.2
party/parties	First paragraph
Pension Plan	3.8(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Price Per Share	2.1(a)(i)

Proceeding	5.13(b)
provide to Acquiror	First paragraph of Article III
provide to Seller	First paragraph of Article IV
Registration Statement	3.10
Representative	2.1(a)(iii)
Returns	3.7(a)
Risk Management Instruments	3.20
Seller	First paragraph
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Common Stock	2.1
Seller Disclosure Schedule	First sentence Article III
Seller Material Adverse Effect	3.1(a)
Seller Plans	3.8(a)
Seller Recommendation	5.8
Seller Subsidiary	First paragraph
Seller Subsidiary Common Stock	2.7
Seller Stock Certificate	2.2(f)
Seller Stock Plans	2.8(a)
Software	3.27(a)
Special Meeting	5.8
Starting Date	7.1
Stock Consideration	2.1(a)(i)
Stock Election	2.1(a)(iii)
Stock Election Shares	2.1(a)(vii)
Stock Option Plan	2.8(a)
Subsidiary Merger	1.1(b)
Subsidiary Merger Documents	1.2
Subsidiary Surviving Corporation	1.1(b)
Subsidiaries	3.1(b)
Superior Proposal	5.3(a)
Surviving Corporation	1.1(a)
Takeover Laws	3.3(c)
Taxes	3.7(c)
Termination Agreement	5.20
to the Knowledge of Acquiror	First paragraph of Article IV
to the Knowledge of Seller	First paragraph of Article III
Transferred Employees	5.13(a)(1)
1933 Act	3.9(a)
1934 Act	3.9(a)

EXHIBIT A

PARENT MERGER DOCUMENTS

Exhibit A

PLAN OF MERGER

This Plan of Merger (“Articles of Merger”) is dated as of             , 2004, by and between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and Heritage Financial Holding Corporation, a Delaware corporation (“Seller”). Each of Acquiror and Seller is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Acquiror and Seller have entered into an Agreement and Plan of Merger, dated July     , 2004 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and these Articles of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger contemplated by these Articles of Merger becomes effective as provided in Section 2.2 of these Articles of Merger.

“Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of these Articles of Merger.

“Merging Corporations” shall mean Acquiror and Seller.

“Seller Common Stock” shall mean the common stock, par value $0.01 per share, of Seller.

“Seller Dissenting Shares” shall mean the shares of Seller Common Stock as to which dissenters’ rights have been asserted and duly perfected in accordance with Section 262 of the DGCL (as defined in Section 2.1) and not effectively withdrawn.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

Exhibit A – Page 1

“Surviving Corporation” shall mean Acquiror as the surviving corporation of the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Mississippi Business Corporation Act (the “MBCA”). Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Acquiror as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that these Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and the Certificate of Merger is filed with the Secretary of State of Delaware pursuant to Section 252 of the DGCL, unless a later date and time is specified as the effective time in such documents.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “The Peoples Holding Company.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror until amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror until amended in accordance with applicable law.

Exhibit A- Page 2

ARTICLE III

CONVERSION OF SHARES

3.1 CONVERSION OF SHARES. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:

(i)	Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 3.1. As used herein, the term “Price Per Share” equals $6.25, the term “Exchange Ratio” equals 0.20 and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the TBCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 3.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of

Exhibit A- Page 3

Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv)	Acquiror and Seller shall mail the Form of Election to all Persons who are holders of Seller Common Stock on the record date for the Special Meeting, on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Decatur, Alabama time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable. As used herein “Special Meeting” shall mean the special meeting of the shareholders of Seller to approve the Merger Agreement, these Articles of Merger and the Merger.

(v)	Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to Acquiror, a Form of Election. “Exchange Agent” shall mean the person mutually acceptable to Acquiror and Seller who is selected to act as exchange agent to perform the services specified in the Merger Agreement. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

Exhibit A- Page 4

(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)	All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described

Exhibit A- Page 5

herein. Acquiror or the Exchange Agent shall make all computations contemplated by this Section 3.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii)	[Reserved]

(ix)	After the redesignation procedure, if any, set forth in Section 3.1(a)(vii) is completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates to the Exchange Agent, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

3.3 DISSENTING SHARES. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the DGCL and did not vote for the adoption of the Merger Agreement and these Articles of Merger shall be converted into or

Exhibit A- Page 6

represent a right to receive the Merger Consideration, and the holder thereof (such holder, a “Dissenting Stockholder”) shall be entitled only to such rights as are granted by the DGCL. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be converted, on a share-by-share basis, into the right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election.

ARTICLE IV

MISCELLANEOUS

4.1 CONDITIONS PRECEDENT. The respective obligations of each party under these Articles of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2 TERMINATION. These Articles of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3. AMENDMENTS. To the extent permitted by the MBCA and the DGCL, these Articles of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of these Articles of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

4.4 SUCCESSORS. These Articles of Merger shall be binding on the successors of Acquiror and Seller.

IN WITNESS WHEREOF, Acquiror and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and Chief
Executive Officer

Exhibit A- Page 7

HERITAGE FINANCIAL HOLDING CORPORATION

By:
Name:
Title:

Exhibit A- Page 8

CERTIFICATE OF MERGER

OF

HERITAGE FINANCIAL HOLDING COMPANY

WITH AND INTO

THE PEOPLES HOLDING COMPANY

(UNDER SECTION 252 AND 103 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

The undersigned corporations, Heritage Financial Holding Company, formed under the laws of the State of Delaware, and The Peoples Holding Company, formed under the laws of the State of Mississippi, and acting pursuant to the General Corporation Law of the State of Delaware, particularly §§ 252 and 103 thereof, and pursuant to the Mississippi Business Corporation Act, particularly § 79-4-11.02 thereof, hereby certify as follows:

FIRST: That the name and state of incorporation or formation of each of the constituent entities is as follows:

Name	State of Incorporation
Heritage Financial Holding Corporation	Delaware
The Peoples Holding Company	Mississippi

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the parties in accordance with the requirements of Section 252 of the Delaware General Corporation Law and the requirements of Section 79-4-11.02 of the Mississippi Business Corporation Act.

THIRD: That the name of the surviving entity of the merger is The Peoples Holding Company.

FOURTH: That the Articles of Incorporation of The Peoples Holding Company shall be the governing document of the surviving entity, and no amendments to such Articles of Incorporation are desired to be effected by the merger.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of The Peoples Holding Company at 209 Troy Street, Tupelo, Mississippi 38801.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by The Peoples Holding Company on request and without cost, to any stockholder of any corporation party to the merger.

Exhibit A – Page 1

SEVENTH: The Agreement and Plan of Merger and the performance of its terms were duly authorized by all action required by the laws of the States of Delaware and Mississippi.

EIGHTH: The effective date of the merger is January     , 2005.

NINTH: The Peoples Holding Company agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Heritage Financial Holding Company, as well as for enforcement of any obligation of The Peoples Holding Company arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. The Secretary of State of the State of Delaware shall mail any such process to The Peoples Holding Company at its principal place of business at 209 Troy Street, Tupelo, Mississippi 38801.

IN WITNESS WHEREOF, the President of The Peoples Holding Company has executed this Certificate of Merger as of January     , 2005.

THE PEOPLES HOLDING COMPANY

By:
Name:
Title:

Exhibit A- Page 2

EXHIBIT B

SUBSIDIARY MERGER DOCUMENTS

Exhibit B

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is dated as of January     , 2005, by and between The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Sub”), and Heritage Bank, an Alabama banking association (“Seller Subsidiary”). Each of Acquiror Sub and Seller Subsidiary is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, The Peoples Holding Company, a Mississippi corporation, Acquiror Sub, Heritage Financial Holding Corporation, a Delaware corporation, and Seller Subsidiary have entered into an Agreement and Plan of Merger, dated July     , 2004 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller Subsidiary shall be merged with and into Acquiror Sub, with Acquiror Sub being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller Subsidiary with and into Acquiror Sub as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Acquiror Sub and Seller Subsidiary.

“Seller Subsidiary Common Stock” shall mean the common stock, par value $0.01 per share, of Seller Subsidiary.

“Surviving Corporation” shall mean Acquiror Sub as the surviving corporation of the Merger.

Exhibit B - Page 1

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller Subsidiary shall be merged with and into Acquiror Sub pursuant to and in accordance with the Alabama Business Corporation Act (“ABCA”) and the applicable provisions of the Mississippi Banking Laws. Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the Merger shall have the effects set forth in Miss. Code Ann. §81-5-85 and the separate existence and corporate organization of Seller Subsidiary shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Acquiror Sub as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective as of the date and time stated in Articles of Merger certified, signed and acknowledged in the manner required by law and filed in the Office of the Commissioner of the Department of Banking and Consumer Finance (“MDBCF”) of the State of Mississippi and Articles of Merger are filed with the Secretary of State of the State of Alabama, unless a later date and time is specified as the effective time in such documents.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “The Peoples Bank & Trust Company.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror Sub until amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror Sub until amended in accordance with applicable law.

ARTICLE III

CONVERSION AND CANCELLATION OF SHARES

3.1 CONVERSION OF SHARES. At the Effective Time, each share of Seller Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Subsidiary Common Stock.

Exhibit B - Page 2

All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding after the Effective Time of and shall be unaffected by the Merger. The authorized capital stock of Acquiror Sub as the surviving corporation following the Effective Time of the Merger shall be 772,822 shares of common stock, $5.00 par value, unless and until same shall be changed in accordance with applicable Mississippi law.

ARTICLE IV

FILING OF MERGER AGREEMENT

If this Plan of Merger is approved by the shareholders of Acquiror Sub and Seller Subsidiary, then the fact of such approval shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice-President of each of the Merging Corporations. Thereafter, an original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MDBCF for filing and recordation in the manner required by law.

ARTICLE V

MISCELLANEOUS

5.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

5.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

5.3. AMENDMENTS. To the extent permitted by the MBCA and the ABCA, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

5.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror Sub and Seller Subsidiary.

IN WITNESS WHEREOF, this Plan of Merger is signed by a majority of the Directors of each of the Merging Corporations as of the day first above written.

THE PEOPLES BANK & TRUST COMPANY
By A Majority of its Board of Directors

Exhibit B - Page 3

(consisting of a majority of its Directors)

HERITAGE BANK
By A Majority of its Board of Directors

(consisting of a majority of its Directors)

Exhibit B - Page 4

ARTICLES OF MERGER

Of

HERITAGE BANK

into

THE PEOPLES BANK & TRUST COMPANY

Pursuant to Sections 10-2B-11.05 and 10-2B-11.07 of the Alabama Business Corporation Act, as amended (the “ABCA”), and with the effect provided in Section 10-2B-11.06 of the ABCA, the undersigned entity adopts and delivers for filing the following Articles of Merger for the purpose of merging Heritage Bank, an Alabama banking corporation (“Heritage Bank”), with and into The Peoples Bank & Trust Company, a Mississippi banking association (“Peoples Bank”), with the surviving corporation named “The Peoples Bank & Trust Bank” (the “Merger”):

FIRST: The laws of the State of Alabama and the State of Mississippi permit the Merger.

SECOND: The Agreement and Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit A was approved by the directors and sole shareholder of Heritage Bank in the manner prescribed by the ABCA, by the directors and the sole shareholder of Peoples Bank in the manner prescribed by the State of Mississippi.

THIRD: As to each of the parties to the Plan of Merger, the number and designation of shares of capital stock outstanding and entitled to vote as a class or otherwise on the Plan of Merger are as follows:

	Shares Entitled to Vote as a Class
Name of Corporation	Number of Shares Outstanding	Designation of Class	Number of Shares
Heritage Bank	100	Common	100

Peoples Bank	772,822	Common	772,822

Exhibit B - Page 5

FOURTH: As to each of the parties to the Plan of Merger, the total number of shares voted for and against the Plan of Merger are as follows:

	Number of Shares
Name of Corporation	Voted For	Voted Against
Heritage Bank	100	0

Peoples Bank	772,822	0

FIFTH: The Articles of Incorporation of Heritage Bank are filed with the Judge of Probate, Morgan County, Alabama.

SIXTH: The effective date and time of these Articles of Merger is January     , 2005 at 5:00 p.m., Birmingham, Alabama time.

[Signature follows on next page.]

Exhibit B - Page 6

DATED as of the      day of January, 2005.

THE PEOPLES BANK & TRUST COMPANY

By:
E. Robinson McGraw
Its President and Chief Executive Officer

Exhibit B - Page 7

SCHEDULE 5.13(b)

JOINDER AGREEMENT

Schedule 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of the      day of July, 2004 between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and the undersigned individual present or former officer and/or director (“Heritage Officer”) of Heritage Financial Holding Corporation, a Delaware corporation (“Heritage”), or Heritage Bank, an Alabama banking association (“Heritage Bank”).

RECITALS:

WHEREAS, Acquiror, The Peoples Bank & Trust Company, a Mississippi banking association (the “Acquiror Bank”), Heritage and Heritage Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Heritage will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement and Heritage Bank will be merged into Acquiror Bank and Acquiror Bank shall be the surviving entity on the terms and subject to the conditions set forth in such Merger Agreement; and

WHEREAS, in consideration of the agreements made by Heritage in connection with the Merger Agreement, Acquiror has agreed to indemnify the Heritage Officer under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the Heritage Officer and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the Heritage Officer hereby agrees as follows:

1. Assumption of and Cooperation in Defense.

1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Heritage Officer, the Heritage Officer shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the Heritage Officer, and to consider and decide on any proposed settlement, subject to the reasonable approval of the Heritage Officer. In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Acquiror shall notify the Heritage Officer of its assumption of the defense of such claim; and after such notice from Acquiror to the Heritage Officer, Acquiror shall not be liable to the Heritage Officer for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2 Cooperation in Defense. The Heritage Officer agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger

Schedule 5.13(b) – Page 1

Agreement. Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the Heritage Officer would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Acquiror, the Heritage Officer shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available only to Heritage or Acquiror; provided, however, that Acquiror agrees that it will not, without the consent of the Heritage Officer, waive any applicable privilege of the Heritage Officer. Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.

2. Duplication of Payment; Limitations; Presumptions.

2.1 No Duplication of Payments. Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the Heritage Officer to the extent the Heritage Officer has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2 Limitation on Liability. The Heritage Officer hereby expressly acknowledges and agrees that Acquiror shall not be liable in the aggregate for more than the Indemnification Cap (as defined in the Merger Agreement) in connection with its obligations under Section 5.13(b) of the Merger Agreement. The Heritage Officer further acknowledges and agrees that he shall have no claim against Acquiror for any amount that, when aggregated with indemnification amounts paid by Acquiror to other Heritage Officers that would be subject to the Indemnification Cap as provided in the Merger Agreement (the “Capped Amount”), exceeds the Indemnification Cap (as defined in the Merger Agreement). Any claim for reallocation of the Capped Amount paid by Acquiror among Heritage Officers shall be made against the other Heritage Officer(s) involved, and Acquiror shall not be liable in any way for the allocation of such amounts among Heritage Officers.

2.3 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Heritage Officer did or did not meet any particular standard of conduct or that a court has determined that indemnification is not permitted by applicable law.

Schedule 5.13(b) – Page 2

3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by a nationally recognized overnight delivery service (receipt requested), at the addresses listed below:

If to Acquiror:	Mr. E. Robinson McGraw
President and Chief Executive Officer
The Peoples Holding Company
209 Troy Street
Tupelo, MS 38801

If to the Heritage Officer:	____________________________________
____________________________________
____________________________________

4. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and Chief
Executive Officer

HERITAGE OFFICER

Schedule 5.13(b) – Page 3

SCHEDULE 5.16

AFFILIATE LETTER

Schedule 5.16

[date]

The Peoples Holding Company

209 Troy Street

Tupelo, MS 38801

Gentlemen:

This letter agreement is given in connection with the closing of the merger (the “Merger”) of Heritage Financial Holding Corporation (“Seller”) with and into The Peoples Holding Company (“Acquiror”). I am aware and acknowledge that, as a member of the Board of Directors or an officer of Seller or the beneficial owner of a substantial amount of the outstanding common stock of Seller, I may be an “affiliate” of Seller as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the regulations thereunder.

I understand the resales or other dispositions of Acquiror’s common stock, $5.00 per share par value (“Acquiror Common Stock”), acquired by me as a result of the Merger may be governed by Rules 144 and 145 of the Securities Act.

On the basis of the foregoing, and in consideration of the delivery to me of the Acquiror Common Stock into which my Seller common stock will be converted, I agree that I will not, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the Acquiror Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder. In addition, I expressly agree to the placement of a restrictive legend on any and all certificates representing Acquiror Common Stock of which I am the beneficial owner reflecting the restrictions described above.

Schedule 5.16 – Page 1

SCHEDULE 5.20-A

LOCK-UP AND NON-COMPETITION AGREEMENT

Schedule 5.20-A

LOCK-UP AND NON-COMPETITION AGREEMENT

This Agreement is made and executed as of the      day of July, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Heritage Official”) of Heritage Financial Holding Corporation, a Delaware corporation (“Heritage”), or Heritage Bank, an Alabama banking association (“Heritage Bank”).

Acquiror, The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Bank”), Heritage and Heritage Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Heritage Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1. Undertakings of Heritage Official

1.1 The Heritage Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Heritage, $0.01 par value (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 2005. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner.

1.2 The Heritage Official further agrees that he will not transfer any of the shares of Heritage Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Heritage’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2. Agreement Not to Compete.

The Heritage Official agrees that for a period of two years following the Closing (as that terms is defined in the Plan of Merger), the Heritage Official will not serve as an officer or

Schedule 5.20-A - Page 1

director, or acquire 5% or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that has its principal business location within any of the following counties in Alabama: Morgan, Madison and Jefferson; provided, however, that the Heritage Official shall be entitled to serve as a director of a bank holding company or a bank with assets in excess of twenty billion dollars.

3. Miscellaneous

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Heritage Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage. The Heritage Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage or an affiliate of Heritage and the Heritage Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

Schedule 5.20-A - Page 2

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and Chief
Executive Officer

HERITAGE OFFICIAL

Schedule 5.20-A - Page 3

SCHEDULE TO

LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $0.01 par value, of Heritage Financial Holding Corporation owned by the Heritage Official:              shares.

Schedule 5.20-A - Page 4

SCHEDULE 5.20-B

LOCK-UP AGREEMENT

Schedule 5.20-B

LOCK-UP AGREEMENT

This Agreement is made and executed as of the      day of July, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”) and the undersigned individual executive officer and director (“Heritage Official”) of Heritage Financial Holding Corporation, a Delaware corporation (“Heritage”), or Heritage Bank, an Alabama banking association (“Heritage Bank”).

Acquiror, The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Bank”), Heritage and Heritage Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Heritage Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1. Undertakings of Heritage Official.

1.1 The Heritage Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Heritage, $0.01 par value (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 2005. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner.

1.2 The Heritage Official further agrees that he will not transfer any of the shares of Heritage Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Heritage’s shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2. [Reserved]

Schedule 5.20-B - Page 1

3. Miscellaneous.

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Heritage Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage. The Heritage Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage and the Heritage Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:

HERITAGE OFFICIAL

Schedule 5.20-B - Page 2

SCHEDULE TO

LOCK-UP AGREEMENT

Number of shares of common stock, $0.01 par value, of Heritage Financial Holding Corporation owned by the Heritage Official:                      shares.

Schedule 5.20-B - Page 4

SCHEDULE 5.20-C

EMPLOYMENT AGREEMENT

Schedule 5.20-C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 14th day of July, 2004, by and between Larry R. Mathews (“Employee”), The Peoples Holding Company, a Mississippi corporation (“Peoples”), and The Peoples Bank & Trust Company, a Mississippi banking association, an affiliate of Peoples (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and/or Peoples desires to employ Employee on the terms and conditions set forth in this Agreement and Employee desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants hereinafter set forth, the parties agree as follows:

1.	EMPLOYMENT. The Company agrees to employ Employee and Employee agrees to remain in the employ of the Company, upon the terms and subject to the conditions provided herein.

2.	TERM.

A.	This Agreement shall be effective as of the Effective Time, as defined in that certain Agreement and Plan of Merger dated July 15, 2004, by and among the Company and Peoples and Heritage Financial Holding Corporation (“Heritage Corporation”) and Heritage Bank (the “Merger Agreement”) (the “Employment Effective Date”). This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.

B.	Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall be for a term of five (5) years, and such extension periods as may be applicable pursuant to this Section 2 (the “Term”), commencing on the Employment Effective Date. This Agreement shall be automatically extended for additional one (1)-year periods, unless the Company or Peoples gives notice of intent not to renew at least six (6) months prior to the fifth (5th) anniversary of this Agreement or prior to any anniversary marking the end of a one (1)-year renewal term hereunder.

3.	POSITION, DUTIES AND RESPONSIBILITIES.

A.	Employee shall serve as President of the Alabama Division of The Peoples Bank & Trust Company (the “Alabama Division”) or in such other capacity or capacities as shall be mutually agreed upon in writing from time to time by Employee and Company. Employee shall report directly to the President and Chief Executive Officer of Peoples (the “Peoples CEO”) and to the Board of Directors of Peoples.

Schedule 5.20-C - Page 1

B.	Employee’s duties shall include the responsibility for the operations of the Alabama Division consistent with Peoples’ policies as they currently exist and as they may change over time and such other duties as may from time to time be delegated to Employee by the Peoples CEO. Employee shall perform services when and as directed by the Company and the Peoples CEO and as more fully described below. Except with Employee’s prior written consent, Employee’s assigned duties shall not be inconsistent with his position.

C.	Employee shall devote substantially all of his business time, attention and efforts in the faithful performance of his duties hereunder. Employee may devote reasonable periods of time to serve as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties to the Company or Peoples and are not competitive with the interests of the Company or Peoples.

D.	Subject to the policies, procedures and code of ethics of Peoples as in effect from time to time, the budget of the Alabama Division then in effect and all applicable laws and regulations, Employee shall have exclusive authority over recruiting, hiring, firing and setting compensation of all employees of the Alabama Division.

E.	Employee represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations.

4.	COMPENSATION AND BENEFITS.

A.	The Company and/or Peoples shall pay Employee an annual salary of Two Hundred Thirty-Two Thousand Dollars ($232,000), payable in equal installments in accordance with the Company and/or Peoples’s regular payroll policy, subject to tax withholding for such taxes as may be required by law to be withheld. Employee may receive bonuses in accordance with Peoples’ policies in effect from time to time and may be eligible for salary increases as may be mutually agreeable from time to time. Employee’s annual salary may not be decreased at any time below $232,000 without the written consent of Employee.

B.	Employee is authorized to incur necessary and customary expenses in connection with the business of the Company, including expenses for entertainment, trade association meetings, travel, promotion and similar matters, consistent with Peoples’ and the Company’s policies as in effect from time to time. The Company and/or Peoples will pay or reimburse Employee for such expenses upon presentation by Employee of appropriate records to verify such expense.

Schedule 5.20-C - Page 2

C.	Employee shall be entitled to the use of a leased or Company-owned six-passenger motor vehicle, subject to the Company’s policies. Employee shall be entitled to all reasonable operating and maintenance expenses for such vehicle subject to the Company’s policies.

D.	Employee shall be entitled to the use of a cellular telephone and to reimbursement of all reasonable expenses related to use of such cellular telephone, subject to the Company’s policies.

E.	The Company and/or Peoples shall reimburse Employee for expenses for dues and capital assessments for membership in the Greystone Golf & Country Club and for other civic club memberships, as authorized by the Board of Directors of the Company; provided that if Employee ceases his membership in any such club and any bond or other capital payment made by the Company (or its predecessors) are repaid to Employee, Employee shall pay over such payments to the Company.

F.	Employee shall be entitled to four (4) weeks of paid vacation per year. The vacation to which Employee is entitled pursuant to this Section 2.9 shall be available under the same terms and conditions as are applicable to similarly situated executive personnel of the Company. Employee shall take into consideration the needs of the Company, Peoples and their affiliates in setting his vacation schedule.

G.	Employee shall also be entitled to participate in such plans, programs, policies and practices as may be sponsored or maintained, from time to time, by the Company or Peoples for the benefit of similarly situated executives or employees. All prior years of service with Heritage Corporation, Heritage Bank and their affiliates shall be counted for vesting and eligibility purposes under such plans, programs, policies and practices.

5.	TERMINATION.

A.	If Employee becomes physically or mentally Disabled, as determined in the good faith judgment of the Board of Directors of the Company, Employee’s employment may be terminated upon sixty (60) days written notice. The term “Disability” shall mean Employee’s physical or mental incapacity that renders him incapable of performing the essential functions of the duties required of him by this Agreement for one hundred fifty (150) or more consecutive days, even with reasonable accommodation.

B.	Employee may be terminated for cause (“Cause”) by the Company if:

1.	Employee is convicted of, or enters a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude or unethical conduct that, in the good faith opinion of the Board of Directors of the Company, would materially impair Employee’s ability to perform his duties hereunder or would reasonably be expected to materially impair the business reputation of Peoples, the Company or any of their affiliates;

Schedule 5.20-C - Page 3

2.	In the good faith opinion of the Board of Directors of the Company, Employee has intentionally failed to perform the duties reasonably assigned to him and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof, provided Employee’s assigned duties shall not be inconsistent with his position;

3.	Employee willfully and knowingly violates any statute, rule or regulation under the federal banking laws or the banking laws of any state that, in the good faith opinion of the Board of Directors of the Company, would materially impair Employee’s ability to perform his duties hereunder or would reasonably be expected to materially impair the business reputation of Employee, Peoples, the Company or any of their affiliates; or

4.	In the good faith opinion of the Board of Directors of the Company, Employee materially breaches any provision of this Agreement and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof.

C.	Employee may terminate Employee’s employment upon written notice to the Company at any time for Good Reason. The term “Good Reason” shall mean (i) a significant diminution of duties from those assigned to Employee at commencement of this Agreement, (ii) a relocation of Employee outside of the counties of Jefferson and Shelby, Alabama, without Employee’s consent, (iii) the failure by the Company to elect Employee the President of the Alabama Division throughout the term of this Agreement, (iv) any material breach of this Agreement by the Company which is not cured within thirty (30) days of receipt by the Company of written notice thereof, (v) for any reason within one hundred eighty (180) days after the occurrence of a Change in Control (as hereinafter defined), or (vi) following a Change in Control, a reduction in Employee’s base salary or any failure to pay Employee any compensation or benefits to which he is entitled within five (5) days of the date due, or the failure by the Company and Peoples to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Employee or (B) provide Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program, policy and practice in which Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter.

1.	The term “Change in Control” shall have the meaning ascribed to it under The Peoples Holding Company 2001 Long-Term Incentive Plan, as the same may be amended, modified, superceded, restated or replaced, from time to time.

Schedule 5.20-C - Page 4

2.	If Employee terminates for Good Reason under Section 5(C)(i), (ii), (iii) or (iv) hereof, then the Company and/or Peoples shall pay Employee: (i) an amount equal to his annual base salary at the time of termination; (ii) an amount equal to his average bonus for the immediately preceding two (2) whole calendar years; and (iii) an amount equal to the then current annual lease payment on the motor vehicle described in Section 4(C) (collectively, the “Post-Termination Payment Amount”). The Company and/or Peoples shall also pay Employee’s COBRA premium for a period of one (1) year (the “COBRA Payments”). The Post-Termination Payment Amount and the COBRA Payments will paid during the twelve-month period following the date of termination in equal installments in accordance with the Company’s and/or Peoples’ regular payroll policy subject to tax withholding for taxes as required by law. If Employee terminates for Good Reason pursuant to Section 5(C)(v) or Section 5(C)(vi) hereof, the Company and/or Peoples shall pay Employee the payments and provide the benefits set forth in Section 5(F) below, in lieu of the provision of the Post-Termination Payment and the COBRA Payment hereunder (subject to section 5.F.4. herein.).

D.	The Company may terminate Employee’s employment without cause and Employee may terminate employment without Good Reason, each upon four (4) weeks notice to the affected party. If Employee is terminated without cause, Employee will be entitled to receive the Post-Termination Payment Amount and the COBRA Payments. The Post-Termination Payment Amount and the COBRA Payments will be paid during the twelve-month period following the date of termination and in equal installments in accordance with the Company’s or Peoples’ regular payroll policy subject to tax withholding for taxes as required by law. If Employee terminates employment without Good Reason, the Company and/or Peoples shall pay or provide the amounts and benefits specified in Section 5(E) hereof.

E.	If Employee’s employment is terminated under Section 5(A) or 5(B) or Employee terminates employment in accordance with Section 5(D) hereof, then the Company and/or Peoples shall pay to Employee his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Sections 4 and 9 hereof or such greater amounts as may be required under applicable law.

F.	If (i) a Change in Control occurs after the date hereof and during the Term of this Agreement, and (ii) within three (3) years after such Change in Control (such three (3)-year period referred to herein as the “Change in Control Period”) either the Company or Peoples shall terminate Employee’s employment without Cause, or Employee shall terminate employment with the Company or Peoples for Good Reason, then Employee shall be entitled to the benefits provided below.

1.	“Accrued Obligations”: No later than the tenth (10th) business day following the date of termination, the Company and/or Peoples shall pay

Schedule 5.20-C - Page 5

to Employee the sum of (i) Employee’s annual base salary prorated through the date of termination to the extent not previously paid, and (ii) any accrued vacation pay to the extent not previously paid.

2.	“Severance Amount”: Subject to adjustment as provided in Section 5(F)(4) hereof, the “Severance Amount” shall be an amount equal to 2.99 times Employee’s annual base salary in effect on the business day prior to the date of termination, plus 2.99 times Employee’s average annual bonus for the period of Employee’s employment with Heritage Corporation and Heritage Bank. The Company and/or Peoples shall within five (5) days of the date of termination set aside the Severance Amount in escrow for a period of not more than three (3) years with an escrow agent selected by the Company and/or Peoples and such escrow agent shall pay the Severance Amount to Employee, beginning on the tenth (10th) business day following the date of termination, in equal monthly installments, together with interest earned and received by the escrow agent since the date of last payment, with the number of total payments being equal to the number of whole months in the period commencing as of the date of termination and ending as of the last day of the Change in Control Period. The escrow agent will be directed to invest the Severance Amount (and any interest earned thereon) in (i) obligations issued or unconditionally guaranteed by the Government of the United States, (ii) certificates of deposit and interest-bearing deposit accounts of any domestic bank or trust company which has a combined capital and surplus of at least $200,000,000, (iii) certificates of deposit with a maturity not to exceed ninety (90) days or (iv) such other investments as may be approved in writing by the Company and Employee. In the event of Employee’s death after a termination for which a Severance Amount is payable, the escrow agent shall continue to pay to Employee’s spouse or other named beneficiary the remaining obligation owed Employee under the terms of this Agreement and the escrow agreement. The Company and/or Peoples may, however, at its option, elect to pay the Severance Amount to Employee, or in the event of his death, his spouse or other named beneficiary, in the form of a lump-sum cash payment on or before the date the first monthly payment is due; or the Company and/or Peoples, at its option, at anytime during the term of the escrow agreement, may direct the escrow agent to pay Employee, Employee’s spouse, or named beneficiary, as the case may be, the then remaining balance of the Severance Amount, plus any accrued and accumulated interest thereon, in the form of a lump-sum cash payment, and the rights and obligations of all parties under both this Agreement and escrow agreement shall be terminated.

The severance amount set aside in escrow shall be invested according to the provisions of an escrow agreement and the interest earned included in the amount payable to Employee. All interest earned on the account shall be paid to Employee following the final severance payment.

Schedule 5.20-C - Page 6

3.	“Other Benefits”: To the extent not previously provided, the Company and/or Peoples shall timely pay or provide to Employee and/or Employee’s family any other amounts or benefits required to be paid or provided pursuant to any separate plan, program, policy or practice or contract or agreement of the Company or Peoples in which Employee participated or under which Employee was covered as of the date of the termination of employment.

4.	“Adjustment”: The Severance Amount and any other benefits provided under this Section 5(F), except those benefits required to be provided by law or under the terms of any separate plan, policy, program or arrangement in which Employee participated or under which Employee was covered as of the date of the termination of employment, shall be prorated using the ratio of the number of days remaining in the Change in Control Period as of the date of Employee’s termination of employment over the total number of days in such period; provided, however, in no event shall the so prorated Severance Amount be less than the amount that would have then been payable to Employee under Sections 5(C) or (D) if termination were pursuant to either such section and no Change of Control had occurred.

5.	“Excess Parachute Payment”: Anything herein to the contrary notwithstanding, in the event that an independent accountant shall determine that any payment or distribution by the Company, Peoples or their affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise) (a “Payment”) would be nondeductible by the Company, Peoples or their affiliates for Federal income tax purposes because of Code §280G or would constitute an “excess parachute payment” (as defined in Code §280G), then the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant hereto or pursuant to any other agreement with the Company, Peoples or their affiliates because of the occurrence of a Change in Control (such payments or distributions are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.

For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payment to be nondeductible by the Company, Peoples or their affiliates because of Code §280G or without causing any portion of the Payment to be subject to the excise tax imposed by Code §4999.

If the independent accountant reasonably acceptable to the Company and Employee determines that any Payment would be nondeductible by the Company, Peoples or their affiliates because of Code §280G or that any portion of the Payment would be subject to the excise tax imposed by

Schedule 5.20-C - Page 7

Code §4999, the Company shall promptly give Employee notice to that effect. Employee may then elect, in Employee’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount, and shall advise the Company in writing of Employee’s election within ten (10) days after Employee’s receipt of such notice. If no such election is made by Employee within such ten (10) day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify Employee promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with Code §280G(d)(4).

All determinations made by the independent accountant under this paragraph shall be binding upon the Company and its affiliates and Employee and shall be made within sixty (60) days of a termination of employment of Employee. As promptly as practicable following such determination and the elections hereunder, the Company, Peoples or their affiliates, as applicable, shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee hereunder and shall promptly pay to or distribute for the benefit of Employee in the future such amounts as become due to Employee hereunder.

As a result of the uncertainty in the application of Code §§280G and 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Agreement Payments will be made by the Company, Peoples and/or their affiliates which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Company, Peoples and/or their affiliates should have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the independent accountant, based upon the assertion of a deficiency by the Internal Revenue Service against Employee, the Company, Peoples or any of their affiliates which the independent accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Company, Peoples or their affiliates, as applicable, together with interest at the applicable Federal rate provided for in Code §7872(f)(2); provided, however, that no amount shall be payable by Employee to the Company, Peoples or their affiliates, as applicable, if and to the extent such payment would not reduce the amount which is subject to taxation under Code §4999 or if the period of limitations for assessment of tax under Code §4999 against Employee shall have expired. If Employee is required to repay an amount under this Section, Employee shall repay such amount over a period of time not to

Schedule 5.20-C - Page 8

exceed one (1) year for each Twenty-Five Thousand Dollars ($25,000.00) which Employee must repay to the Company, Peoples or their affiliates, as applicable. In the event that the independent accountant, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company, Peoples or their affiliates, as applicable, to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Code §7872(f)(2)(A).

The Company and/or Peoples shall bear all costs the independent accountants may incur in connection with any calculations contemplated herein.

6.	If this Section 5(F) applies, Employee shall not be entitled to receive any payments or benefits under Section 5(C), 5(D) or 5(E) hereof.

G.	If this Agreement terminates or expires in accordance with Section 2(B) hereof, Employee’s employment and the obligations of Peoples and the Company hereunder shall cease and Employee shall be entitled to receive the payments and benefits described in Section 5(E) hereof.

6.	NON-COMPETITION.

A.	In consideration of the salary and benefit payments to be made to Employee under the terms of this Agreement, Employee hereby covenants to the Company and/or Peoples that during the Restricted Period (as hereinafter defined), he shall not, except on behalf of the Company and/or Peoples and its affiliates directly or indirectly, in his own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services (including, without limitation, rendering services as an employee) or otherwise, engage in the Business (as hereinafter defined) or any business similar thereto in the Territory (as hereinafter defined).

B.	During the Restricted Period, Employee covenants that he will not, directly or indirectly, in his own capacity or through any other Person (as defined above) (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of the Company, Peoples or any of their affiliates for the purpose of competing with the Business for himself or for any other Person, (ii) induce, or attempt to induce, any employees, agents, consultants or suppliers of or to the Company, Peoples or any of their affiliates, or any other Person to do anything from which Employee is restricted by reason of this Section 6, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between the Company, Peoples or any of their affiliates on the one hand and any other Person on the other hand or (iv) induce, attempt to induce, solicit, offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee, agent or consultant of or to the Company, Peoples or any of their affiliates.

Schedule 5.20-C - Page 9

C.	“Territory” means the counties of Jefferson, Madison, Morgan and Shelby, Alabama or any other county in which Employee may be assigned to work for the Company, Peoples or their affiliates.

D.	The “Restricted Period” means:

1.	The period beginning with the date Employee commences employment and ending two (2) years after Employee ceases to be an employee of the Company, Peoples or any of their affiliates; however, this Subsection (D)(1) shall not apply if Subsection (D)(2) or (D)(3) apply.

2.	If Employee is terminated under Section 5(C) or 5(D) hereof and such termination is not in connection with a Change in Control, then the Restricted Period means the period beginning with the date Employee commences employment and ending one (1) year from the date of termination.

3.	If the termination occurs pursuant to Section 5(F), then the Restricted Period means the period beginning with the date Employee commences employment and ending three (3) years after the date hereof.

E.	“Business” means commercial banking or the lending of money, to the extent actively engaged in by the Alabama Division of the Company or Peoples during the Restricted Period.

F.	The Restricted Period shall be extended by the period of time, if any, during which Employee is in violation of Employee’s obligations under this Section 6. If Employee violates the provisions of this Section 6, then, in addition to, and not in lieu of, any other remedy available to the Company, Peoples or their affiliates, any obligation of the Company and/or Peoples to make any payment under Section 5 including, without limitation, any remaining payments of the Post-Termination Payment Amount, the Severance Amount and/or COBRA Payments shall terminate.

G.	1. Employee acknowledges that a breach of the covenants contained in this Agreement, including the covenants contained in this Section 6, may cause irreparable damage to the Company, Peoples or their affiliates, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees, that, in addition to any other remedy which may be available at law or in equity, the Company, Peoples and each affiliate shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

Schedule 5.20-C - Page 10

2.	Company and Peoples acknowledge that a breach of the covenants contained in this Agreement may cause irreparable damage to Employee, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Company and Peoples agree, that, in addition to any other remedy which may be available at law or in equity, Employee shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. Company and Peoples further agree that, upon a breach of the covenants contained in this Agreement, Employee will not be subject to the provisions of this Section 6, including, but not limited to, the Restricted Period. The parties acknowledge that the time, scope and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

H.	In the event that the agreements in this Section 6 or any other provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable such agreements or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law.

I.	Nothing in this Section 6 shall prevent Employee from owning not more than five percent (5%) of the outstanding capital stock or other equity interests of (i) any publicly-owned corporation or other entity, including those engaged in the Business or (ii) any non-publicly traded community banks so long as, in each case, Employee is not in control of such corporation or entity, or does not serve as a director, officer, employee, agent or consultant to such corporation or other entity.

7.	DISCLOSURE OF INFORMATION. Employee shall not, at any time during the term of Employee’s employment at the Company, Peoples or at any affiliate or thereafter, disclose to any Person, except as required by law, any non-public information (including, without limitation, non-public information obtained prior to the date hereof) concerning the business, clients or affairs of the Company or Peoples, or any affiliate of the Company or Peoples, for any reason or purpose whatsoever. Employee shall not make any use of any of such non-public information for his own purpose or for the benefit of any Person except the Company and/or Peoples. Upon the termination of Employee’s employment at the Company, Employee shall return to the Company all property of the Company or Peoples and any affiliate of the Company or Peoples then in the possession of Employee and all books, records, computer tapes, discs or other electronic media and

Schedule 5.20-C - Page 11

all other material containing non-public information concerning the business, clients or affairs of the Company, Peoples or any affiliate of the Company or Peoples. Employee shall not retain copies of any material required to be returned to the Company.

8.	INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign to the Company for its use and benefit any and all marks, designs, logos, inventions, improvements, business processes, technical information and suggestions relating in any way to the business conducted by the Company or Peoples, or any affiliate of the Company or Peoples, which he may develop or which may be acquired by Employee during the Term of Employee’s employment at the Company (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement, process or technical information. In connection therewith:

A.	Employee shall without charge, but at the expense of the Company and/or Peoples, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such marks, designs, logos, inventions, improvements, business processes, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and to enable them to obtain and maintain the entire right and title thereto throughout the world;

B.	Employee shall render to the Company and/or Peoples at its expense all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company, Peoples or any of their affiliates may be involved relating to any such trademarks, patents, inventions, improvements, processes or technical information; and

C.	for the avoidance of doubt, the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 201 of the Copyright Act of 1986 and any amendment or re-enactment thereof relating in any way to the business conducted by the Company or Peoples or any affiliate of the Company or Peoples.

9.	SUCCESSOR BENEFITS. Subject to and in accordance with the terms of the Merger Agreement, the Company or Peoples, as the case may be, shall:

A.	Assume the Stock Option Plan, as defined in the Merger Agreement, and all of the obligations of Heritage Corporation and Heritage Bank thereunder in accordance with Section 5.22 of said agreement; it is expressly acknowledged by Peoples and the Company that all stock options issued to Employee under such plan shall be fully vested as of the Effective Time, as defined in the Merger Agreement.

Schedule 5.20-C - Page 12

B.	Assume the obligation of Heritage Corporation and Heritage Bank to pay the bonus or bonuses that shall be payable to Employee for the period ending December 31, 2004, pursuant to the terms and provisions of Section 2.1 and 2.2 of the Employment Agreement by and among Employee, Heritage Corporation and Heritage Bank, dated January 23, 2003.

10.	HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.	INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or provided for herein.

12.	AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

13.	CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Alabama excluding conflicts of law principles.

14.	NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

15.	ATTORNEY’S FEES AND COSTS. If an action at law or in equity is necessary to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, court costs and other expenses, in addition to any other relief to which such party may be entitled.

16.	NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Employee:	Larry R. Mathews
[
]
Facsimile No.: (205) 824-3810

Schedule 5.20-C - Page 13

If to the Company:	Mr. E. Robinson McGraw
President and CEO
The Peoples Holding Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

If to Peoples:	Mr. E. Robinson McGraw
President and CEO
The Peoples Bank & Trust Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

or to such other addresses as a party may designate by notice to the other parties.

17.	ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estate, legatees and legal representatives. The rights and obligations of the Company and/or Peoples under this Agreement may be assigned to or assumed by any other Person. Employees’ rights or obligations hereunder may not be assigned to or assumed by any other Person. Any assignment by the Company and/or Peoples shall not affect Employee’s duties or responsibilities under this Agreement.

18.	SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

19.	SURVIVAL. The provisions of Sections 5 through 19 shall survive the termination of the employment period or termination of this Agreement.

THIS AGREEMENT shall be executed in multiple counterparts, each of which shall be deemed an original, as of the day and year first above written.

EMPLOYEE

Larry R. Mathews

Schedule 5.20-C - Page 14

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and
Chief Executive Officer

THE PEOPLES BANK & TRUST COMPANY

By:
E. Robinson McGraw, President and
Chief Executive Officer

Schedule 5.20-C - Page 15

SCHEDULE 5.20-D

TERMINATION AND RELEASE AGREEMENT

Schedule 5.20-D

TERMINATION AND RELEASE AGREEMENT

This Termination Agreement (the “Agreement”) is entered into as of this      day of             , 2005, by and among Larry R. Mathews (“Employee”), Heritage Financial Holding Corporation, a Delaware corporation (“HFHC”), and Heritage Bank, an Alabama state banking corporation (“Heritage Bank”).

WHEREAS, Employee has been employed by HFHC and Heritage Bank pursuant to an Employment Agreement dated January 23, 2003, by and among HFHC, Heritage Bank and Employee (the “Prior Employment Agreement”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated July 15, 2004 (the “Merger Agreement”), by and among The Peoples Holding Company, a Mississippi corporation (“Peoples”), The Peoples Bank & Trust Company, a Mississippi banking association (the “Company”), HFHC and Heritage Bank, a certain Plan of Merger shall be effectuated with regard to such parties as of the “Effective Time” (as defined in Section 1.2 of the Merger Agreement); and

WHEREAS, Employee has entered into an Employment Agreement among Employee and Peoples and the Company (the “New Employment Agreement”) which New Employment Agreement is conditioned upon the consummation of the said Plan of Merger and shall be effective as of the Effective Time; and

WHEREAS, as an inducement to Peoples and the Company to enter into the Merger Agreement and to execute and deliver the New Employment Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto wish to settle and release any and all claims any party hereto may have against another party hereto arising from Employee’s employment with HFHC and Heritage Bank and the termination of the Prior Employment Agreement, upon the following terms and provisions:

1. Prior Agreements. The parties hereto agree that the Prior Employment Agreement shall be terminated and of no further force and effect as of the Effective Time. This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.

2. No Additional Payment or Benefits. No payments or benefits shall be made by the HFHC or Heritage Bank to Employee, and Employee acknowledges that he has no entitlement to, or any right to make any claims for any additional payments or benefits from HFHC or Heritage Bank of any kind whatsoever.

3. Release and Indemnification by Employee.

A. In consideration of the promises contained herein and in the New Employment Agreement, Employee, on behalf of himself and his heirs, executors,

Schedule 5.20-D - Page 1

administrators, successors and assigns, hereby fully and forever discharges and irrevocably releases HFHC and Heritage Bank and all of their directors, officers, employees, shareholders, affiliates, successors and assigns (the “Released Parties”) from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which it had, now has or hereafter can, shall or may have against HFHC and Heritage Bank, for, upon or by reason of or arising out of Employee’s employment with Heritage Bank and the termination of the Prior Employment Agreement, including, but not limited to, claims in equity or law for personal injury, breach of contract, whether express or implied, or oral or written, fraudulent inducement, defamation, mental anguish, intentional infliction of emotional distress, prima facie tort, intentional interference with contractual relations, injury to health and reputation, claims under federal, state or local laws prohibiting discrimination on the account of age, national origin, race, sex, handicap, religion, and similar classifications, claims under the Civil Rights Act of 1866, the Civil Rights Act of 1964, Title VII, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1994, and the Americans With Disabilities Act. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release, are hereby expressly waived; provided, however that this release shall not extend to rights or claims under ADEA that may arise after the date of this Agreement. Employee hereby agrees to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Released Parties under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.

B. Employee shall indemnify and hold harmless each of the Released Parties from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Employee of any claim or other matter purported to be released pursuant to this Agreement.

C. Employee hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties based upon any matter purported to be released hereby.

4. Release and Indemnification by HFHC and Heritage Bank.

A. In consideration of the promises contained herein, HFHC and Heritage Bank, and their respective successors and assigns, hereby fully and forever discharge and irrevocably release Employee from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which either had, now has or hereafter can, shall or may have against Employee, for, upon or by reason of or arising out of Employee’s employment with HFHC or Heritage Bank and the termination of the Prior Employment Agreement. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time

Schedule 5.20-D - Page 2

to the person executing such waiver or release, are hereby expressly waived. HFHC and Heritage Bank, and their respective successors and assigns, hereby agree to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Employee under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.

B. HFHC and Heritage Bank, and their respective successors and assigns, shall indemnify and hold harmless Employee from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of HFHC or Heritage Bank, or their respective successors and assigns, of any claim or other matter purported to be released pursuant to this Agreement.

C. HFHC and Heritage Bank, and their respective successors and assigns, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee based upon any matter purported to be released hereby.

5. Rights Under Agreement and New Employment Agreement. Notwithstanding any provision contained herein to the contrary, the release by Employee in this Agreement shall not limit the right of Employee to seek or enforce the provisions of this Agreement or the New Employment Agreement.

6. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Alabama without regard to principles of conflict of laws.

7. Entire Agreement. Each party hereto acknowledges that such party is entering into this Agreement voluntarily and that such party fully understands all of its provisions. This Agreement constitutes the entire understanding of the parties and supersedes all prior oral and written agreements. This Agreement cannot be modified except by a writing signed by all parties hereto.

8. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by all the parties hereto.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

10. Survival of Rights and Obligations. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of the Employee’s employment with HFHC or Heritage Bank or any settlement of the financial rights and obligations arising from the Employee’s employment with HFHC or Heritage Bank, to the extent necessary to preserve the intended benefits of such provision.

Schedule 5.20-D - Page 3

11. Counterparts. This Agreement may be executed (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument, and, subject to the further terms of this Agreement, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12. Headings. The headings and title of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

EMPLOYEE

Larry R. Mathews

HERITAGE FINANCIAL HOLDING COMPANY

By:
Name
Title:

HERITAGE BANK

By:
Name
Title:

Schedule 5.20-D - Page 4